Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219825

Prospectus

Range Resources Corporation

OFFERS TO EXCHANGE

Any and all of its outstanding $475,952,000 aggregate principal amount of 5.75% Senior Notes due 2021

(which we refer to as the “Old 2021 Notes”)

for

Up to $475,952,000 aggregate principal amount of its 5.75% Senior Notes due 2021 that have been registered under the Securities Act of 1933 (which we refer to as the “New 2021 Notes”)

and

Any and all of its outstanding $329,244,000 aggregate principal amount of 5.875% Senior Notes due 2022

(which we refer to as the “Old 5.875% 2022 Notes”)

for

Up to $329,244,000 aggregate principal amount of its 5.875% Senior Notes due 2022 that have been registered under the Securities Act of 1933 (which we refer to as the “New 5.875% 2022 Notes”)

and

Any and all of its outstanding $580,032,000 aggregate principal amount of 5.00% Senior Notes due 2022

(which we refer to as the “Old 5.00% 2022 Notes”)

for

Up to $580,032,000 aggregate principal amount of its 5.00% Senior Notes due 2022 that have been registered under the Securities Act of 1933 (which we refer to as the “New 5.00% 2022 Notes”)

and

Any and all of its outstanding $741,531,000 aggregate principal amount of 5.00% Senior Notes due 2023

(which we refer to as the “Old 2023 Notes”)

for

Up to $741,531,000 aggregate principal amount of its 5.00% Senior Notes due 2023 that have been registered under the Securities Act of 1933 (which we refer to as the “New 2023 Notes”)

These exchange offers will expire at 5:00 p.m., New York City time, on October 5, 2017, unless extended.

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange any and all of the $475,952,000 aggregate principal amount of our Old 2021 Notes, any and all of the $329,244,000 aggregate principal amount of our Old 5.875% 2022 Notes, any and all of the $580,032,000 aggregate principal amount of our Old 5.00% 2022 Notes and any and all of the $741,531,000 aggregate principal amount of our Old 2023 Notes (collectively, the “Old Notes”), for an equal principal amount of the corresponding series of our New 2021 Notes, New 5.875% 2022 Notes, New 5.00% 2022 Notes and New 2023 Notes, each of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “New Notes”). We refer to the New Notes and the Old Notes collectively as the Notes.

•	We will exchange New Notes of each series for any and all of the outstanding Old Notes of the corresponding series that are validly tendered and not validly withdrawn prior to the expiration or termination of the applicable exchange offer (each, an “exchange offer” and collectively, the “exchange offers”) being made by this prospectus and the related letter of transmittal.

•	You may withdraw, no later than 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer, any Old Notes that you have tendered in that exchange offer.

•	Each exchange offer is subject to certain customary conditions that may be waived by us.

•	The terms of each series of New Notes are substantially identical to those of the corresponding series of Old Notes, except that the New Notes are registered under the Securities Act, the transfer restrictions, registration rights and additional interest provisions relating to each series of Old Notes will not apply to the corresponding series of New Notes, and the first interest payment date for and date from which interest will accrue on the New Notes of a particular series may be different from those applicable to the Old Notes of that series. Each series of New Notes will also have a separate CUSIP number from that of the Old Notes of the corresponding series.

•	The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	If you do not exchange your Old Notes for New Notes in the exchange offers, your Old Notes will remain outstanding and will continue to accrue interest but will remain subject to restrictions on transfers.

No public market exists for the New Notes or the Old Notes. Neither the New Notes nor the Old Notes will be listed on any securities exchange or included in any quotation system.

Exchanging your outstanding Old Notes for New Notes involves risks, including those described in the “Risk Factors” section beginning on page 17 of this prospectus.

Except where the context indicates otherwise, references to the Notes, include the related Guarantees (as defined herein).

There are no guaranteed delivery procedures available in connection with the exchange offers. Accordingly, holders of Old Notes must deliver or cause their Old Notes and all other required documentation to be delivered to the Exchange Agent in accordance with the procedures described in this prospectus and the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date for the related exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2017.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to provide you with different or inconsistent information. If any person provides you with different or inconsistent information, you should not rely on it. We are not making any offer to exchange, nor are we soliciting any offer to tender or exchange, Old Notes for New Notes in any jurisdiction where or to any person to whom the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus and that the information in any document incorporated or deemed to be incorporated by reference into this prospectus was accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither the Old Notes nor the New Notes have been recommended by any federal, state or foreign securities authorities and they have not determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We are not providing you with any legal, business, regulatory, accounting, tax or other advice in this prospectus. You should consult with your own advisors to assist you in making your investment decision and to advise you whether you are legally permitted to exchange your outstanding Old Notes for New Notes in the exchange offers.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, Attention: Investor Relations, Telephone: (817) 870-2601.

This prospectus contains descriptions of certain provisions of some of the documents relating to the New Notes and the exchange offers, including each indenture governing the Old Notes of a particular series, which indenture will also govern the New Notes of that series. These summaries are not and do not purport to be complete and are qualified in their entirety by reference to the provisions of such documents, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated or deemed to be incorporated by reference herein and which may be obtained as described under “Where You Can Find More Information” and “Incorporation by Reference.”

Unless otherwise indicated or the context requires otherwise, references in this prospectus to “our company,” “the Company,” “we,” “us” and “our” and other similar references mean Range Resources Corporation and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated or deemed to be incorporated by reference herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. In general, all statements other than statements of historical fact are forward-looking statements. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations and intentions and typically contain words such as “may,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “predicts,” “targets,” “projects,” “should,” would” or similar words, indicating that future outcomes are uncertain.

Although we believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and other factors include:

•	conditions in the oil and gas industry, including pricing and supply/demand levels for natural gas, crude oil and natural gas liquids (“NGLs”);

•	the availability and volatility of securities, capital or credit markets and the cost of capital to fund our operation and business strategy;

•	accuracy and fluctuations in our reserves estimates due to regulations or sustained low commodity prices;

•	ability to develop existing reserves or acquire new reserves;

•	changes in political or economic conditions in our key operating areas;

•	prices and availability of goods and services;

•	unforeseen hazards such as weather conditions, acts of war or terrorist acts;

•	electronic, cyber or physical security breaches;

•	the ability and willingness of current or potential lenders, derivative contract counterparties, customers and working interest owners to fulfill their obligations to us or to enter into transactions with us in the future on terms that are acceptable to us; and

•	other risks and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, subsequent Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K.

You are cautioned that the foregoing list of factors is not exclusive. The forward-looking statements speak only as of the date made and, other than as required by law, we do not undertake any obligation to publicly update or revise any of these forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

All forward-looking statements, express or implied, included in this prospectus and the documents we incorporate by reference and attributable to us are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

SUMMARY

This summary highlights information about us, the New Notes being offered by this prospectus and the exchange offers being made hereby. This summary is not complete and does not contain all of the information that you should consider prior to deciding whether or not to exchange your Old Notes for New Notes. For a more complete understanding of our company, the New Notes and the exchange offers being made hereby, we encourage you to read this prospectus and the related letter of transmittal (the “letter of transmittal”), as well as the documents incorporated and deemed to be incorporated by reference into this prospectus, in their entirety.

Overview

Range Resources Corporation is a Fort Worth, Texas-based independent natural gas, NGLs and oil company, engaged in the exploration, development and acquisition of natural gas and oil properties primarily in the Appalachian and North Louisiana regions of the United States. As of December 31, 2016, we had estimated proved reserves of approximately 12.1 Tcfe. For the year ended December 31, 2016, our average production was 1,542.1 Mmcfed, an increase of 11% from 2015.

At year-end 2016, our 12.1 Tcfe of proved reserves had the following characteristics:

•	65% natural gas, 31% NGLs and 4% crude oil;

•	56% proved developed;

•	99% operated;

•	87% of proved reserves are in the Marcellus Shale in Pennsylvania; and

•	a reserve life index of approximately 18 years (based on fourth quarter 2016 production).

See the “Glossary of Certain Defined Terms” in our most recent Annual Report on Form 10-K.

Our strategy is to commit to environmental protection and workplace and community safety, concentrate in core operating areas, maintain a multi-year drilling inventory, focus on cost efficiency, maintain a long-life reserve base, market Range’s products to a large number of customers in different markets under a variety of commercial terms, maintain operational and financial flexibility and provide employee equity ownership and incentive compensation.

Our principal executive offices are located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102 (telephone number is (817) 870-2601). Additional information about us is included in documents incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation By Reference.”

Summary Description of the Exchange Offers

The following is a description of some of the terms of the exchange offers. The following information is provided solely for your convenience, is not complete and does not contain all of the information that you need to consider in deciding whether or not to exchange your Old Notes for New Notes. You should read the information appearing in this prospectus under the captions “Risk Factors,” “The Exchange Offers,” “Description of the New Notes,” “Material United States Federal Income Tax Considerations” and “Plan of Distribution,” as well as the other information contained in and incorporated by reference into this prospectus and in the letter of transmittal relating to the exchange offers, for additional information concerning the terms of the exchange offers and the New Notes and the risks of investing in the New Notes. As used herein, the term “exchange offers” means the exchange offers being made pursuant to this prospectus and the related letter of transmittal.

For purposes of the information appearing under this caption “Summary Description of the Exchange Offers,” references to “Range Resources Corporation,” “the Company,” “we,” “our,” “us” and similar references refer only to Range Resources Corporation and not its subsidiaries or any entities that are consolidated with it for financial reporting purposes, unless otherwise expressly stated or the context otherwise requires.

Background; Old Notes	In connection with the completion of certain private exchange offers, in September 2016, we issued $475,952,000 aggregate principal amount of 5.75% Senior Notes due 2021 (the “Old 2021 Notes”), $329,244,000 aggregate principal amount of 5.875% Senior Notes due 2022 (the “Old 5.875% 2022 Notes”), $580,032,000 aggregate principal amount of 5.00% Senior Notes due 2022 (the “Old 5.00% 2022 Notes”) and $741,531,000 aggregate principal amount of 5.00% Senior Notes due 2023 (the “Old 2023 Notes”), each of which series of notes was not registered under the Securities Act, and which, collectively, we refer to in this prospectus as the “Old Notes.” In connection with those private exchange offers, on September 16, 2016, we and our subsidiaries that are guarantors of the Old Notes, which subsidiaries we refer to as the “Guarantors,” entered into separate registration rights agreements (each a “Registration Rights Agreement” and collectively, the “Registration Rights Agreements”), with the dealer managers for the private exchange offers, with respect to each series of Old Notes. We are making the exchange offers as required by the Registration Rights Agreements.

New Notes Offered

Up to $2,126,759,000 aggregate principal amount of notes that have been registered under the Securities Act (the “New Notes”), consisting of up to $475,952,000 aggregate principal amount of 5.75% Senior Notes due 2021 (the “New 2021 Notes”), $329,244,000 aggregate principal amount of 5.875% Senior Notes due 2022 (the “New 5.875% 2022 Notes”), $580,032,000 aggregate principal amount of 5.00% Senior Notes due 2022 (the “New 5.00% 2022 Notes”) and $741,531,000 aggregate principal amount of 5.00% Senior Notes due 2023 (the “New 2023 Notes”) . The terms of each series of New Notes are substantially identical to those of the corresponding series of Old Notes, except that the New Notes have been registered under the Securities Act, will not be subject to the transfer restrictions applicable to the Old Notes, will not be entitled to payment of Additional Interest (as defined under “Description of the Registration Rights Agreements”), will not be entitled to registration rights or (subject to possible limited exceptions) other rights under the applicable Registration Rights Agreement, and the first interest payment date for and date from which interest will accrue on New Notes of a series may be different from those applicable to the Old Notes of that series. Each series of New Notes will also have a separate CUSIP number from that of the Old Notes of the corresponding series. We sometimes refer to the New Notes and Old Notes as, collectively, the “Notes” or, individually, a “Note.” Except where the context indicates otherwise, references to the Notes, include the related Guarantees.

The Old 2021 Notes were issued and the New 2021 Notes will be issued under an indenture, dated as of September 16, 2016 (the “2021 Notes Indenture”), among us, as issuer, the guarantors party thereto, as guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). The Old 5.875% 2022 Notes were issued and the New 5.875% 2022 Notes will be issued under an indenture, dated as of September 16, 2016 (the “5.875% 2022 Notes Indenture”), among us, as issuer, the guarantors party thereto, as guarantors and the Trustee. The Old 5.00% 2022 Notes were issued and the New 5.00% 2022 Notes will be issued under an indenture, dated as of September 16, 2016 (the “5.00% 2022 Notes Indenture”), among us, as issuer, the guarantors party thereto, as guarantors and the Trustee. The Old 2023 Notes were issued and the New 2023 Notes will be issued under an indenture, dated as of September 16, 2016 (the “2023 Notes Indenture”) among us, as issuer, the guarantors party thereto, as guarantors and the Trustee. We refer to the 2021 Notes Indenture, the 5.875% 2022 Notes Indenture, the 5.00% 2022 Notes Indenture and the 2023 Notes Indenture collectively, as the “Indentures” and each, an “Indenture”) The New Notes of a particular series and any Old Notes of that series that remain outstanding after the related exchange offer will constitute a single series of notes under the Indenture for that series.

Exchange Offer

On the terms and subject to the conditions set forth herein and in the letter of transmittal, we are offering to issue up to (i) $475,952,000 aggregate principal amount of New 2021 Notes in exchange for a like aggregate principal amount of Old 2021 Notes, (ii) $329,244,000 aggregate principal amount of New 5.875% 2022 Notes in exchange for a like aggregate principal amount of Old 5.875% 2022 Notes, (iii) $580,032,000 aggregate principal amount of New 5.00% 2022 Notes in exchange for a like aggregate principal amount of Old 5.00% 2022 Notes and (iv) $741,531,000 aggregate principal amount of New 2023 Notes for Old 2023 Notes. In exchange for each $1,000 aggregate principal amount of Old Notes validly tendered and not validly withdrawn by the holder thereof prior to 5:00 p.m., New York City time, on the expiration date of the related exchange offer and accepted for exchange by us, all on the terms and subject to the conditions set forth in the letter of transmittal and this prospectus, the tendering holder will receive $1,000 aggregate principal amount of the applicable series of New Notes.

Expiration Date	Each exchange offer will expire at 5:00 p.m., New York City time, on October 5, 2017 (which is the 21st business day from and including the date of this prospectus), unless extended or terminated in our sole and absolute discretion. The term “expiration date” means October 5, 2017, except that if we, in our sole and absolute discretion, extend the period of time during which an exchange offer is open, “expiration date” shall mean, with respect to that exchange offer, the latest date to which that exchange offer has been extended. For further information, see “The Exchange Offers—Terms of the Exchange Offers; Period for Tendering Old Notes.”

Representations by Tendering Owners	By tendering your Old Notes, you will acknowledge, represent and warrant to and agree with us that, among other things:

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act);

•	any New Notes you receive in the exchange offers will be acquired by you in the ordinary course of your business;

•	you have no arrangement or understanding with any person to engage in, and you are not engaged in and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the New Notes in violation of the Securities Act;

•	you are not a broker-dealer that will receive New Notes in the exchange offers in exchange for Old Notes that you purchased from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act; and

•	if you are a broker-dealer that will receive New Notes for your own account in the exchange offers in exchange for Old Notes that you acquired for your own account as a result of your market-making or other trading activities, you will deliver (or, to the extent permitted by applicable law, make available) a prospectus meeting the requirements of the Securities Act to purchasers in connection with any resale of the New Notes you receive. For further information, see “Plan of Distribution.”

You will be required to make these and other acknowledgements, representations, warranties and agreements in order to tender Old Notes in any exchange offer. For further information, see “The Exchange Offers—Representations by Tendering Owners” and “—Resales of New Notes.”

Conditions to the Exchange Offers	Each exchange offer is subject to certain customary conditions, which we may waive. No exchange offer is conditioned on the completion of any other exchange offer. In addition, we may amend the terms of any exchange offer without amending the terms of any other exchange offer. For further information, see “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering the Old Notes	The Old Notes currently are in book-entry form and represented by global Old Notes (the “Global Old Notes”) registered in the name of The Depository Trust Company (“DTC”) or its nominee. You will not be entitled to receive Old Notes in definitive certificated form (“Certificated Old Notes”) in exchange for your beneficial interest in any Global Old Note except under the limited circumstances described under “Book-Entry, Delivery and Form.” Accordingly, so long as your Old Notes are in book-entry form represented by a Global Old Note, you must tender your Old Notes pursuant to DTC’s Automated Tender Offer Program (“ATOP”) and the other procedures described in this prospectus and in the related letter of transmittal.

If you wish to tender your Old Notes pursuant to an exchange offer, you must, among other things, deliver or cause to be delivered to the Exchange Agent (as defined below) prior to 5:00 p.m., New York City time, on the expiration date either:

•	a properly completed and duly executed letter of transmittal, with any required signature guarantees, together with any other required documentation, all of which must be delivered to the Exchange Agent in the manner and at the address set forth in this prospectus; or

•	so long as your Old Notes are in book-entry form, a computer-generated message transmitted by DTC to and received by the Exchange Agent and forming a part of the Book-Entry Confirmation (as defined below) stating that the holder of the Old Notes acknowledges and agrees to be bound by the terms of the letter of transmittal (an “Agent’s Message”).

In addition, you must also deliver or cause to be delivered to the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date either:

•	so long as your Old Notes are in book-entry form, an electronic confirmation from DTC of the book-entry transfer of your Old Notes into the Exchange Agent’s account at DTC (a “Book-Entry Confirmation”); or

•	in the event Notes in registered certificated form without coupons (“Certificated Notes”) are issued, the Certificated Notes you are tendering, in proper form for transfer and with any required signature guarantees and any other required documentation, all of which must be delivered to the Exchange Agent, together with your signed letter of transmittal and other required documents, in the manner and at the address set forth in this prospectus.

You may tender any or all of your Old Notes; provided that Old Notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and, if any Old Note is tendered in part, the untendered portion of such Old Note must be a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof. For further information, see “The Exchange Offers—Procedures for Tendering Old Notes” and “—Book-Entry Transfers.”

If you are the beneficial owner of Old Notes in book-entry form that are held through or registered in the name of a broker, dealer, bank or other financial institution or nominee and you wish to tender those Old Notes in an exchange offer, you must promptly instruct such broker, dealer, bank or other financial institution or nominee, as the case may be, to tender those Old Notes on your behalf prior to the expiration of the applicable exchange offer or, if you are a direct participant in DTC, you may give those instructions directly to DTC. So long as the Old Notes of a particular series are in book-entry form represented by one or more Global Old Notes, this is the only manner in which you will be able to tender your Old Notes of that series.

If Certificated Old Notes are issued and you are the beneficial owner of Certificated Old Notes that are held through or registered in the name of a broker, dealer, bank or other financial institution or nominee and you wish to tender those Certificated Old Notes in an exchange offer, you must promptly instruct such broker, dealer, bank or other financial institution or nominee, as the case may be, to tender those Certificated Old Notes on your behalf prior to the expiration of the applicable exchange offer or, if you wish to tender those Certificated Old Notes yourself, then, prior to completing and executing the letter of transmittal and delivering your Certificated Old Notes, you must either make appropriate arrangements to register ownership of those Certificated Old Notes in your own name or obtain a properly completed bond power (with any required signature guarantee) from the registered holder of those Certificated Old Notes. The transfer of registered ownership may take considerable time.

Withdrawal; Non-Acceptance	You may withdraw, no later than 5:00 p.m., New York City time, on the expiration date of an exchange offer, any Old Notes that you have tendered in that exchange offer by following the procedures described in this prospectus and the related letter of transmittal. Any Old Notes which have been tendered for exchange but which are withdrawn or otherwise are not exchanged for any reason will be returned to the holders thereof (or, in the case of Old Notes tendered by book-entry transfer, will be credited to the accounts at DTC of the applicable DTC participants) without cost of such holders promptly after withdrawal of such Old Notes or expiration or termination of the exchange offer, as the case may be. For further information, see “The Exchange Offers—Withdrawal Rights.”

No Guaranteed Delivery	There are no guaranteed delivery procedures available in connection with the exchange offers. Accordingly, holders of Old Notes must deliver or cause their Old Notes and all other required documentation to be delivered to the Exchange Agent in accordance with the procedures described in this prospectus and the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date for the related exchange offer.

No Appraisal or Dissenters’ Rights	Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offers.

Material United States Federal Income Tax Considerations	The exchange of the Old Notes for New Notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes. For further information regarding some of the U.S. federal tax considerations that you should take into account in deciding whether or not to exchange Old Notes for New Notes, see “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange offers.

Exchange Agent	U.S. Bank National Association is the exchange agent (the “Exchange Agent”) for the exchange offers. You can find the address and telephone number of the Exchange Agent under the caption “The Exchange Offers—Exchange Agent.”

Resales of New Notes	Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”) contained in no-action letters issued to third parties, we believe that, except as provided in the next sentence and in the second succeeding paragraph, the New Notes you receive in the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act unless:

(1)	you are our “affiliate” (as defined in Rule 405 under the Securities Act);

(2)	the New Notes you receive in the exchange offers will not be acquired by you in the ordinary course of your business; or

(3)	you have an arrangement or understanding with any person to engage in, or you are engaged in or intend to engage in, the distribution (within the meaning of the Securities Act) of the New Notes in violation of the Securities Act.

However, if you are a broker-dealer holding Old Notes acquired for your own account as a result of market-making or other trading activities and who receives New Notes in exchange for such Old Notes pursuant to any exchange offer (a “participating broker-dealer”), you may be an “underwriter” within the meaning of the Securities Act and you must (and must acknowledge that you will) deliver (or, to the extent permitted by applicable law, make available) a prospectus meeting the requirements of the Securities Act to purchasers and other transferees in connection with any resale or other transfer of such New Notes. However, by so acknowledging and delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales and other transfers of New Notes received for its own account in exchange for such Old Notes in any exchange offer for a period of 180 days (subject to our right to suspend the use of the prospectus under the circumstances described under “Plan of Distribution”) after the expiration date of such exchange offer so long as such participating broker-dealer has notified us in the letter of transmittal that it will be using this prospectus for such purpose. For further information, see “Plan of Distribution.”

If you fall into one or more of categories (1) through (3) of the second preceding paragraph, if you are participating in an exchange offer for the purpose of participating in a distribution (within the meaning of the Securities Act) of the New Notes to be acquired in that exchange offer, or if you are a broker-dealer that will receive New Notes in an exchange offer in exchange for Old Notes that you acquired from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act, (i) you will not be able to rely on the interpretations of the SEC staff enunciated in the no-action letters mentioned above or in other interpretive letters of similar effect, (ii) you may not tender your Old Notes in the applicable exchange offer, (iii) in the absence of an applicable exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or other transfer of Notes, and (iv) any registration statement used in connection with such offer, sale or other transfer of Notes must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act. Failure to comply with such registration and prospectus delivery requirements may result in liability under the Securities Act and we will not be responsible for, or indemnify you against, any such liability.

Registration Rights Agreements

When we issued the Old Notes, we and the Guarantors entered into the Registration Rights Agreements pursuant to which we and they agreed, on the terms and subject to the conditions set forth therein, that (1) if, on the fifth business day following September 16, 2017, (i) Old Notes of the applicable series are not freely transferable without volume restrictions by holders that are not “affiliates” of ours in accordance with Rule 144 (or any similar provision then in force) under the Securities Act or otherwise, (ii) Old Notes of that series bear a restricted Securities Act legend or (iii) Old Notes of that series bear a restricted CUSIP number, we will use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Old Notes of that series for New Notes of the corresponding series or (2) if applicable interpretations of the staff of the SEC do not permit us to effect such exchange offer or certain other conditions are not satisfied, we will use our commercially reasonable efforts to file and keep effective for a specified period of time a shelf registration with respect to resales of the Old Notes of that series. If we and the Guarantors fail to satisfy certain of our registration obligations under the Registration Rights Agreements, we will be required to pay Additional Interest to holders of the Old Notes of the applicable series (other than any such Old Notes that cease to be Registrable Securities (as defined under “Description of the Registration Rights Agreements”)). No Additional Interest will be payable on New Notes of any series. For additional information, see “Description of the Registration Rights Agreements.”

Risk Factors	An investment in the New Notes involves risks, and you should carefully consider the matters discussed under “Risk Factors” in this prospectus and in the reports we file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated and deemed to be incorporated by reference into this prospectus and which may be obtained as described below under “Where You Can Find More Information” and “Incorporation by Reference” before making a decision to exchange Old Notes for New Notes.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will remain outstanding and will continue to accrue interest but will remain subject to the restrictions on transfer set forth in the applicable Indenture and in the legend on the certificates evidencing the Old Notes, as well as the restrictions on transfer arising under the Securities Act and any other applicable laws, and you will not be entitled to receive any Additional Interest on your Old Notes and will not be entitled (subject to possible limited exceptions) to any registration rights or other rights under the applicable Registration Rights Agreement. In general, you may offer or sell your Old Notes only if:

•	they are offered and sold pursuant to a registration statement which is effective under, and otherwise in compliance with the registration and prospectus delivery requirements of, the Securities Act, or

•	they are offered and sold under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act,

subject, in each of the foregoing cases, to compliance with the securities laws of any other applicable jurisdiction and with the procedures specified in the Indenture, including the delivery of any certificate, opinion of counsel or other information that may be required by the applicable Indenture or by us. We do not intend to register the Old Notes under the Securities Act or to make a prospectus available to enable you to sell or otherwise transfer your Old Notes.

In addition, the exchange offers may have a material adverse effect on the market price and liquidity of any Old Notes that remain outstanding following the exchange offers. See “Risk Factors—Risks Related to the Exchange Offers—If you choose not to exchange your Old Notes in the exchange offers, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price and liquidity of your Old Notes may decline.”

Summary Description of the New Notes

The following is a description of some of the terms of the New Notes. The following information is provided solely for your convenience, is not complete and does not contain all of the detailed information that you need to consider in deciding whether or not to exchange your Old Notes for New Notes. You should read the information appearing in this prospectus under the captions “Risk Factors,” “Description of the New Notes” and “Material United States Federal Income Tax Considerations,” as well as the other information contained in and incorporated by reference into this prospectus and in the letter of transmittal relating to the exchange offers, for additional information concerning the terms of the New Notes and the risks of investing in the New Notes.

For purposes of this “Summary Description of the New Notes,” section, (i) references to “Range Resources Corporation” “the Company,” “we,” “our,” “us” and similar references refer only to Range Resources Corporation and not its subsidiaries or any entities that are consolidated with it for financial reporting purposes, unless otherwise expressly stated or the context otherwise requires, (ii) the term “Notes” means, collectively, the Old Notes, any Additional Notes (as defined herein), the New Notes and any other Exchange Notes (as defined herein), and references to “each series of Notes,” “Notes of each series,” “Notes of a series,” “Notes of a particular series” and similar references have a correlative meaning, (iii) the term “2021 Notes” means, collectively, the Old 2021 Notes, any Additional 2021 Notes (as defined herein), the New 2021 Notes and any other 2021 Exchange Notes (as defined herein), (iv) the term “5.875% 2022 Notes” means the Old 5.875% 2022 Notes, any Additional 5.875% 2022 Notes (as defined herein), the New 5.875% 2022 Notes and any other 5.875% 2022 Exchange Notes (as defined herein), (v) the term “5.00% 2022 Notes” means the Old 5.00% 2022 Notes, any Additional 5.00% 2022 Notes (as defined herein), the New 5.00% 2022 Notes and any other 5.00% 2022 Exchange Notes (as defined herein) and (vi) the term “2023 Notes” means the Old 2023 Notes, any Additional 2023 Notes (as defined herein), the New 2023 Notes and any other 2023 Exchange Notes (as defined herein). Certain capitalized terms used in this “Summary Description of the New Notes” section are defined under “Description of the New Notes.”

Issuer	Range Resources Corporation.

Notes Offered	Up to $2,126,759,000 aggregate principal amount of notes that have been registered under the Securities Act (the “New Notes”), consisting of:

•	up to $475,952,000 aggregate principal amount of 5.75% Senior Notes due 2021 (the “New 2021 Notes”);

•	up to $329,244,000 aggregate principal amount of 5.875% Senior Notes due 2022 (the “New 5.875% 2022 Notes”);

•	up to $580,032,000 aggregate principal amount of 5.00% Senior Notes due 2022 (the “New 5.00% 2022 Notes”); and

•	up to $741,531,000 aggregate principal amount of 5.00% Senior Notes due 2023 (the “New 2023 Notes”).

Each series of Old Notes was issued under a separate indenture (each, an “Indenture” and collectively, the “Indentures”). Each series of New Notes will be issued under the same Indenture under which the Old Notes of the corresponding series were issued, and the New Notes of a series and any Old Notes of that series that remain outstanding after the related exchange offer is consummated will constitute a single series of debt securities under the related Indenture for all purposes. Any Old Notes that are exchanged for New Notes pursuant to the exchange offers will be cancelled and, as a result, the aggregate principal amount of the outstanding Notes of each series will not increase as a result of the exchange offers.

Maturity Dates	New 2021 Notes: June 1, 2021

New 5.875% 2022 Notes: July 1, 2022

New 5.00% 2022 Notes: August 15, 2022

New 2023 Notes: March 15, 2023

Interest Rate	New 2021 Notes: 5.75% per year (calculated on the basis of a 360-day year consisting of twelve 30-day months), accruing from June 1, 2017.

New 5.875% 2022 Notes: 5.875% per year (calculated on the basis of a 360-day year consisting of twelve 30-day months) accruing from July 1, 2017.

New 5.00% 2022 Notes: 5.00% per year (calculated on the basis of a 360-day year consisting of twelve 30-day months) accruing from August 15, 2017.

New 2023 Notes: 5.00% per year (calculated on the basis of a 360-day year consisting of twelve 30-day months) accruing from September 15, 2017.

Interest Payment Dates	New 2021 Notes: June 1 and December 1 of each year, commencing December 1, 2017

New 5.875% 2022 Notes: January 1 and July 1 of each year, commencing January 1, 2018

New 5.00% 2022 Notes: February 15 and August 15 of each year, commencing February 15, 2018

New 2023 Notes: March 15 and September 15 of each year, commencing March 15, 2018

Optional Redemption	Prior to March 1, 2021, in the case of the 2021 Notes, April 1, 2022, in the case of the 5.875% 2022 Notes, May 15, 2022 in the case of the 5.00% 2022 Notes, and December 15, 2022, in the case of the 2023 Notes, we may, at any time and from time to time, redeem the Notes of the applicable series, in whole or in part, at the make-whole redemption price as described herein under “Description of the New Notes—Optional Redemption.” On or after such dates, we may redeem the Notes of each series, in whole or in part and from time to time, at 100% of the principal amount, plus accrued and unpaid interest.

Change of Control	If we experience a change of control (as defined in the Indentures) accompanied by a ratings decline with respect to the Notes of a particular series, we must offer to repurchase the Notes of that series at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the New Notes—Change of Control.”

Subsidiary Guarantees	The Old Notes are, and the New Notes will initially be, jointly, severally, fully and unconditionally guaranteed (the “Guarantees”) on a senior unsecured basis by all of our material subsidiaries, the “Guarantors”, which we refer to under “Description of the New Notes—Guarantees” and “—Certain Covenants—Additional Guarantees.”

Ranking	The Old Notes (and the related Guarantees) are, and the New Notes (and the related Guarantees) will be, general senior unsecured obligations of the Company and the Guarantors, respectively. The Notes and the Guarantees will rank:

•	pari passu in right of payment with all of the senior unsecured indebtedness of the Company and the Guarantors, respectively;

•	effectively junior to any secured indebtedness of the Company and the Guarantors, respectively, including under our bank credit facility, and other secured obligations of the Company and the Guarantors, respectively, to the extent of the value of the assets constituting collateral securing such indebtedness and obligations;

•	senior in right of payment to any of the existing or future subordinated indebtedness of the Company and the Guarantors, respectively, including the Company’s existing senior subordinated notes; and

•	structurally subordinated to any indebtedness and other liabilities (other than indebtedness and liabilities owed to the Company or the Guarantors, as the case may be) and any preferred equity (other than any preferred equity held by the Company or the Guarantors, as the case may be) of the subsidiaries of the Company and the subsidiaries of the Guarantors, respectively, that do not guarantee the Notes.

Initially, only one of our subsidiaries, which is an immaterial subsidiary, will not guarantee the New Notes. That non-guarantor subsidiary represented less than 1% of our total assets and had no indebtedness as of June 30, 2017. As of June 30, 2017, we had $3.9 billion total aggregate principal amount of indebtedness outstanding, of which $954.0 million constituted secured indebtedness. As of June 30, 2017, we had $954.0 million of borrowings outstanding (before deducting debt issuance costs), $285.7 million of undrawn letters of credit and $760.3 million of committed borrowing capacity available under our secured revolving credit facility.

Form and Denomination	New 2021 Notes: fully registered (non-bearer) form without coupon in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

New 5.875% 2022 Notes: fully registered (non-bearer) form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

New 5.00% 2022 Notes: fully registered (non-bearer) form without coupon in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

New 2023 Notes: fully registered (non-bearer) form without coupon in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DTC Eligibility	The New Notes will be represented by global certificates (“Global New Notes”) deposited with, or on behalf of, DTC or its nominee and registered in its name or in the name of its nominee. Beneficial interests in the Global New Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and such interests may not be exchanged for New Notes in definitive certificated form except under the limited circumstances described under “Description of the New Notes—Book-Entry; Delivery and Form.”

Same Day Settlement	Beneficial interest in the New Notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Certain Covenants	We will issue the New Notes under Indentures which will contain covenants for your benefit. These covenants will restrict our ability, and our restricted subsidiaries’ ability, to incur debt secured by liens. These covenants will also restrict our ability to merge or consolidate with, or transfer all or substantially all of our assets to, another entity. These and other covenants that are contained in the Indentures will be subject to important exceptions and qualifications, which are described under “Description of the New Notes.”

No Listing of the New Notes	We do not intend to apply to list any of the New Notes on any securities exchange or to have the New Notes quoted on any automated quotation system.

Governing Law	The Indentures, the New Notes and the Guarantees will be governed by the law of the State of New York.

Risk Factors	Investing in the New Notes involves risks. You should carefully consider the risk factors set forth under “Risk Factors” and other information contained or incorporated by reference in this prospectus before deciding to exchange your Old Notes for New Notes. See “Risk Factors” beginning on page 17.

Trustee and Paying Agent	U.S. Bank National Association

RISK FACTORS

Investing in the New Notes involves risks. You should carefully read and consider the risks described below as well as the risks described in the sections entitled “Items 1 and 2. Business and Properties” and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus. You should also carefully read and consider the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 and other information contained in the documents incorporated and deemed to be incorporated by reference into this prospectus, including the risks and uncertainties described above under “Cautionary Statement Regarding Forward-Looking Statements” before making a decision to exchange Old Notes for New Notes. Each of these risks could materially and adversely affect our business, financial condition, results of operations, liquidity and prospects and could result in a partial or complete loss of your investment. Certain capitalized terms used in this “Risk Factors” section and not defined previously in this prospectus are defined under the caption “Description of the New Notes.”

Risks Related to the Exchange Offer

If you choose not to exchange your Old Notes in the exchange offers, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price and liquidity of your Old Notes may decline.

If you do not exchange your Old Notes for New Notes in the applicable exchange offer, then your Old Notes will remain outstanding and will continue to accrue interest but will remain subject to the transfer restrictions set forth in the Indenture and in the legend on the certificates evidencing the Old Notes, as well as the restrictions on transfer arising under the Securities Act and any other applicable securities laws, and you will not be entitled to receive any Additional Interest on your Old Notes and will not (subject to possible limited exceptions) be entitled to any registration rights or other rights under the Registration Rights Agreement for your Old Notes. In general, you may offer or sell your Old Notes only if:

•	they are offered and sold pursuant to a registration statement which is effective under, and otherwise in compliance with the registration and prospectus delivery requirements of, the Securities Act, or

•	they are offered and sold under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act,

subject, in each of the foregoing cases, to compliance with the securities laws of any other applicable jurisdiction and with the procedures specified in the applicable Indenture, including the delivery of any certificate, opinion of counsel or other information that may be required by that Indenture or by us. We do not intend to register the Old Notes under the Securities Act or to make a prospectus available to enable you to sell or otherwise transfer your Old Notes.

Any Old Notes of a particular series exchanged for New Notes of that series in the applicable exchange offer will be cancelled and, as a result, the aggregate principal amount of outstanding Old Notes of that series will be reduced, which may have a material adverse effect on the market price and liquidity of any Old Notes of that series that remain outstanding after that exchange offer and may increase the volatility of the market price of such Old Notes.

You must follow the exchange offer procedures carefully in order to receive the New Notes.

If you do not follow the procedures described in this prospectus and the related letter of transmittal, you will not receive any New Notes. The New Notes will be issued to you in exchange for Old Notes only if you properly tender the Old Notes and deliver all other required documentation (including, in the case of Old Notes tendered through DTC’s ATOP procedures, Agent’s Messages, Book-Entry Confirmations and any other documents delivered electronically through the DTC system) to the Exchange Agent in the manner and at the address specified in this prospectus and in the letter of transmittal prior to the expiration of the applicable exchange offer. If you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to notify you of defects or irregularities with respect to tenders of your Old Notes for exchange or if your Old Notes or any other required documentation are received by the Exchange Agent. If you are the beneficial holder of Old Notes that are held through a broker, dealer, bank or other financial institution or nominee and you wish to tender such Old Notes in any exchange offer, you should promptly contact the entity through which you hold your Old Notes and instruct that entity to tender on your behalf. There are no guaranteed delivery procedures available in connection with any exchange offers. Accordingly, you must deliver your Old Notes and all other required documentation to the Exchange Agent in accordance with the procedures described in this prospectus and the letter of transmittal prior to the expiration of the applicable exchange offer.

Certain persons who participate in the exchange offers must deliver a prospectus in connection with resales of the New Notes.

If you are participating in any exchange offer for the purpose of participating in a distribution (within the meaning of the Securities Act) of the New Notes to be acquired in that exchange offer, if you are a broker-dealer who will receive New Notes in any exchange offer in exchange for Old Notes that you acquired from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or if you fall into one or more of categories (1) through (3) appearing in the first paragraph under “The Exchange Offers—Resales of New Notes,” you will not be permitted to tender your Old Notes in the related exchange offer and, in the absence of an applicable exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or other transfer of your Notes. Failure to comply with such registration and prospectus delivery requirements may result in liability under the Securities Act and we will not be responsible for, or indemnify you against, any such liability.

In addition, a broker-dealer that receives New Notes for its own account in any exchange offer in exchange for Old Notes that it acquired for its own account as a result of its market making or other trading activities (a “participating broker-dealer”) must deliver (or, to the extent permitted by applicable law, make available) a prospectus meeting the requirements of the Securities Act to purchasers and other transferees in connection with any resale or other transfer of New Notes received in exchange for such Old Notes in the exchange offer. Although participating broker-dealers (and not any other broker-dealers) are permitted to use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale or other transfer of any such New Notes, they may do so only if they notify us as provided in the letter of transmittal and may only use this prospectus for such purpose for a period of 180 days (subject to our right to suspend use of the prospectus under the circumstances described under “Plan of Distribution”) after the expiration date of the applicable exchange offer.

Risks Related to the New Notes

The New Notes will be effectively junior in right of payment to our secured debt and the secured debt of the Guarantors

The New Notes and the related Guarantees are unsecured and therefore will be effectively junior in right of payment to any of our secured debt and the secured debt of the Guarantors, including indebtedness under our bank credit facility, to the extent of the value of assets securing such debt. In the event of a bankruptcy or similar proceeding, the assets that serve as collateral for our secured debt and the secured debt of the Guarantors will be available to satisfy the obligations under the secured debt before any payments are made on the New Notes or the applicable Guarantee, as the case may be.

The Indentures permit us to incur significant secured obligations without equally and ratably securing the applicable series of New Notes. Holders of any of our secured indebtedness or other obligations would have claims with respect to our assets constituting collateral for such indebtedness and obligations that are prior to your claims under the New Notes. To the extent the value of the collateral is not sufficient to satisfy such indebtedness and obligations, the holders of that indebtedness and those obligations would be entitled to share with the holders of the New Notes and the holders of other claims against us with respect to the remainder of our assets, if any. However, since we may be permitted to pledge all of our assets to secure our indebtedness and other obligations, there may be no assets remaining to satisfy the claims of holders of the New Notes.

As of June 30, 2017, we had $3.9 billion total aggregate principal amount of indebtedness outstanding, of which $954.0 million constituted secured indebtedness. As of June 30, 2017, we had $954.0 million of borrowings outstanding (before deducting debt issuance costs), $285.7 million of undrawn letters of credit and $760.3 million of committed borrowing capacity available under our secured revolving credit facility. Our only subsidiary that will not, initially, guarantee the New Notes constituted less than 1% of our total assets and had no indebtedness as of June 30, 2017.

Claims of holders of the New Notes will be structurally subordinated to claims of creditors of any of our existing and future non-guarantor subsidiaries

Initially, only one of our subsidiaries, which is an immaterial subsidiary, will not guarantee the New Notes. That non-guarantor subsidiary represented less than 1% of our total assets and had no indebtedness as of June 30, 2017. In addition, in the future, certain subsidiaries may not be required to be, or may be delayed in becoming, a Guarantor. See “Description of the New Notes—Guarantees” and “Description of the New Notes—Certain Covenants—Future Guarantees.” Claims of holders of the New Notes will be structurally subordinated to all of the liabilities of any subsidiaries that do not guarantee the New Notes.

We may not be able to repurchase the New Notes upon a change of control trigger event or an offer to repurchase the New Notes in connection with an asset sale as required by the Indentures

Upon the occurrence of specific types of change of control trigger events, we will be required to offer to repurchase all of the New Notes of each series at a price equal to 101% of the aggregate principal amount of the New Notes repurchased, plus accrued and unpaid interest, up to but not including the date of repurchase. The occurrence of certain of these same change of control events would also obligate us to offer to repurchase any of our outstanding Old 2021 Notes, Old 5.875% 2022 Notes, Old 5.00% 2022 Notes, and Old 2023 Notes that are not validly tendered in connection with the exchange offers. We may not have sufficient funds available to repurchase all of the New Notes of each series tendered pursuant to any such offer and any other indebtedness that would become payable upon a change of control.

Any credit agreements or other debt agreements to which we are or may become a party may restrict our ability to repurchase the New Notes. If we are prohibited from repurchasing the New Notes, we could seek the consent of our then existing lenders to repurchase the New Notes or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase the New Notes. Our failure to repurchase tendered New Notes of each series could constitute a default under the applicable Indenture and might constitute a default under the terms of other indebtedness that we incur. The term “change of control,” as defined in “Description of the New Notes—Certain Definitions,” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the New Notes of each series upon a change of control triggering event would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Your ability to transfer the New Notes may be limited by the absence of a trading market

Each series of New Notes will be new securities for which currently there is no trading market. We do not initially intend to apply for listing of the New Notes of any series on any securities exchange or stock market.

The liquidity of any market for each series of New Notes will depend on the number of holders of those New Notes, the interest of securities dealers in making a market in those New Notes and other factors. Accordingly, we cannot assure you as to the development, maintenance or liquidity of any market for any series of New Notes. If the New Notes of any series are traded after their initial issuance, their future trading prices will depend on many factors, including prevailing interest rates, the market for similar securities, our performance and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. We cannot assure you that the market, if any, for the New Notes of any series will be free from similar disruptions. Any such disruption may adversely affect the holders of the New Notes. To the extent that an active trading market for the New Notes of any series does not develop, the liquidity and trading prices for such New Notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the New Notes as collateral for loans.

Future trading prices of the New Notes will depend on many factors, including but not limited to:

•	our operating performance and financial condition;

•	the interest of the securities dealers in making a market in the New Notes; and

•	the market for similar securities.

Changes in our credit ratings or the debt markets may adversely affect the market price of the New Notes and our borrowing costs

The price for the New Notes of each series will depend on a number of factors, including but not limited to:

•	our credit ratings with major credit rating agencies;

•	prevailing market interest rates and interest rates being paid by other companies similar to us;

•	our financial condition, operating performance and future prospects;

•	market analysts’ perception of our company, our prospects and our industry in general; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the New Notes. In addition, we expect one or more rating agencies to rate each series of New Notes. If such rating agencies reduce the rating on the New Notes or place the New Notes on watch for a downgrade in the future, the market price of the New Notes may be adversely affected. If any of our other outstanding debt is rated and subsequently downgraded, raising capital may become more difficult, borrowing costs under our credit facilities and other future borrowings may increase and the market price of the New Notes may decrease. The credit rating agencies evaluate the industry in which we operate as a whole and may also change their credit rating for us based on their overall view of such industry.

The guarantee of a Guarantor could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the New Notes from relying on that Guarantor to satisfy claims

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, to the extent the New Notes would be guaranteed by a Guarantor, such Guarantor’s Guarantee can be voided, or claims under such Guarantee may be further subordinated to all other debts of that Guarantor if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its Guarantee or, in some states, when payments become due under the Guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the Guarantee and at the time of incurrence:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A Guarantor’s Guarantee may also be voided, without regard to the above factors, if a court found that the Guarantor entered into the Guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its Guarantee if the Guarantor did not substantially benefit directly or indirectly from the issuance of the Guarantee. Sufficient funds to repay the New Notes may not be available from other sources, including the remaining Guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the Guarantor.

Each Guarantee will contain a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. Such provision may not be effective to protect the Guarantees from being voided under fraudulent transfer law.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offers. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offers will be cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods shown. For this purpose, earnings represent the aggregate of fixed charges and pre-tax income from continuing operations adjusted for undistributed income or loss from equity method investments. Fixed charges represent interest expense, amortization of debt costs and the portion of rental expense representing the interest factor.

	For the six months ended June 30,	For the year ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	5.2x	*	*	7.0x	1.9x	1.2x

*	Earnings were inadequate to cover fixed charges for the year ended December 31, 2016 by $802.1 million and for the year ended December 31, 2015 by $1.0 billion

THE EXCHANGE OFFERS

In connection with the completion of certain private exchange offers, in September 2016, we issued $475,952,000 aggregate principal amount of Old 2021 Notes, $329,244,000 aggregate principal amount of Old 5.875% 2022 Notes, $580,032,000 aggregate principal amount of Old 5.00% 2022 Notes and $741,531,000 aggregate principal amount of Old 2023 Notes, each of which series of notes was not registered under the Securities Act. The Old Notes may not be reoffered, resold or otherwise transferred except pursuant to a registration statement which is effective under, and otherwise in compliance with the registration and prospectus delivery requirements of, the Securities Act, or under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and subject, in each of the foregoing cases, to compliance with the securities laws of any other applicable jurisdiction and with the procedure specified in the Indentures, including the delivery of any certificate, opinion of counsel or other information that may be required by the Indenture or by us. Accordingly, in connection with the private exchange offers, on September 16, 2016, we and the Guarantors entered into separate Registration Rights Agreements with the dealer managers for the private exchange offers with respect to each series of Old Notes in which we agreed, among other things and on the terms and subject to the conditions set forth therein, that (1) if, on the fifth business day following September 16, 2017, (i) Old Notes of the applicable series are not freely transferable without volume restrictions by holders that are not “affiliates” of ours in accordance with Rule 144 (or any similar provision then in force) under the Securities Act or otherwise, (ii) Old Notes of that series bear a restricted Securities Act legend or (iii) Old Notes of that series bear a restricted CUSIP number, we will use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Old Notes of that series for New Notes of the corresponding series. The exchange offers are being made pursuant to the Registration Rights Agreements.

For purposes of the information appearing under this caption “The Exchange Offers,” references to “Range Resources Corporation,” “the Company,” “we,” “our,” “us” and similar references refer only to Range Resources Corporation and not its subsidiaries or any entities that are consolidated with it for financial reporting purposes, unless otherwise expressly stated or the context otherwise requires.

Terms of the Exchange Offers; Period for Tendering Old Notes

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to issue up to (i) $475,952,000 aggregate principal amount of New 2021 Notes in exchange for a like aggregate principal amount of Old 2021 Notes, (ii) $329,244,000 aggregate principal amount of New 5.875% 2022 Notes in exchange for a like aggregate principal amount of Old 5.875% 2022 Notes, (iii) $580,032,000 aggregate principal amount of New 5.00% 2022 Notes in exchange for a like aggregate principal amount of Old 5.00% 2022 Notes and (iv) $741,531,000 aggregate principal amount of New 2023 Notes for like aggregate principal amount of Old 2023 Notes. We will accept for exchange Old Notes which are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the related exchange offer unless we terminate such exchange offer. As used herein, with respect to each exchange offer, the term “expiration date” means October 5, 2017 (which is the 21st business day from and including the date of this prospectus), except that if we, in our sole and absolute discretion, extend the period of time during which an exchange offer is open, “expiration date” shall mean, with respect to that exchange offer, the latest date to which that exchange offer has been extended. In exchange for each $1,000 aggregate principal amount of Old Note validly tendered and not validly withdrawn by the holder thereof prior to 5:00 p.m., New York City time, on the expiration date of the related exchange offer and accepted for exchange by us, all on the terms and subject to the conditions set forth in the letter of transmittal and in this prospectus, the tendering holder will receive $1,000 aggregate principal amount of the applicable series of New Notes.

As of the date of this prospectus, (i) $475,952,000 aggregate principal amount of Old 2021 Notes, (ii) $329,244,000 aggregate principal amount of Old 5.875% 2022 Notes, (iii) $580,032,000 aggregate principal amount of Old 5.00% 2022 Notes and (iv) $741,531,000 aggregate principal amount of Old 2023 Notes are outstanding. This prospectus, together with the letter of transmittal and related documentation, is first being sent on the date hereof to all registered holders of Old Notes whose names appear in the registry books maintained by the registrar for the Old Notes.

We expressly reserve the right, at any time and from time to time in our sole and absolute discretion, to extend the period of time during which any exchange offer is open by giving written notice of such extension to the registered holders of the applicable series of Old Notes as described below, and to delay acceptance for exchange of any Old Notes. During any such extension or delay, all Old Notes previously tendered will remain subject to the applicable exchange offer and may be accepted for exchange by us.

We expressly reserve the right, in our sole and absolute discretion, to amend the terms of any exchange offer and, upon the occurrence of any of the conditions to an exchange offer specified under “—Conditions to the Exchange Offers,” to not accept for exchange any of the applicable series of Old Notes and to terminate the applicable exchange offer. We will give prompt notice of any extension of an exchange offer, any such amendment that we determine, in our sole and absolute discretion, to constitute a material change in an exchange offer, and of any such termination to registered holders of the applicable series of Old Notes in such manner as we may elect, which may include, without limitation, by means of a press release or other public announcement or by means of electronic notification through DTC’s procedures; provided that, in the case of any extension of an exchange offer, we will give such notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the applicable exchange offer.

Procedures for Tendering Old Notes

The tender to us of Old Notes by you as set forth in this prospectus and the letter of transmittal and our acceptance of such Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The Old Notes currently are in book-entry form and represented by Global Old Notes registered in the name of DTC or its nominee. You will not be entitled to receive Certificated Old Notes in exchange for your beneficial interest in any Global Old Note except under the limited circumstances described under “Book-Entry, Delivery and Form.” Accordingly, so long as your Old Notes are in book-entry form represented by a Global Old Note, you must tender your Old Notes pursuant to DTC’s ATOP procedures and the other procedures described in this prospectus and the related letter of transmittal.

So long as the Old Notes are in book-entry form represented by one or more Global Old Notes, you need not deliver a signed letter of transmittal to the Exchange Agent so long as your Old Notes are tendered in accordance with DTC’s ATOP procedures and the Exchange Agent receives an Agent’s Message (defined below) prior to 5:00 p.m., New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus and the letter of transmittal.

If you wish to tender your Old Notes pursuant to an exchange offer, you must, among other things, deliver or cause to be delivered to the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date either:

•	a properly completed and duly executed letter of transmittal, with any required signature guarantees, together with any other required documentation, all of which must be delivered to the Exchange Agent in the manner and at the address set forth in this prospectus; or

•	so long as your Old Notes are in book-entry form, a computer generated message transmitted by DTC to and received by the Exchange Agent and forming a part of the Book Entry Confirmation (as defined below) stating that the holder of the Old Notes acknowledges and agrees to be bound by the terms of the letter of transmittal (an “Agent’s Message”).

In addition, you must also deliver or cause to be delivered to the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date either:

•	so long as your Old Notes are in book-entry form, an electronic confirmation from DTC of the book entry transfer of your Old Notes into the Exchange Agent’s account at DTC (a “Book-Entry Confirmation”); or

•	in the event Certificated Notes are issued, the Certificated Notes you are tendering, in proper form for transfer and with any required signature guarantees and any other required documentation, all of which must be delivered to the Exchange Agent, together with your signed letter of transmittal and other required documents, in the manner and at the address set forth in this prospectus.

You may tender any or all of your Old Notes; provided that Old Notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and, if any Old Note is tendered in part, the untendered portion of such Old Note must be a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof. For further information, see “—Book-Entry Transfers.”

To receive confirmation of a tender of Old Notes, you should contact the Exchange Agent at the telephone number listed under “—Exchange Agent.”

If you are the beneficial owner of Old Notes in book-entry form that are held through or registered in the name of a broker, dealer, bank or other financial institution or nominee and you wish to tender those Old Notes in an exchange offer, you must promptly instruct such broker, dealer, bank or other financial institution or nominee, as the case may be, to tender those Old Notes on your behalf prior to the expiration of the applicable exchange offer or, if you are a direct participant in DTC, you may give those instructions directly to DTC. So long as the Old Notes of a particular series are in book-entry form represented by one or more Global Old Notes, this is the only manner in which you will be able to tender your Old Notes of that series.

If Certificated Old Notes are issued and you are the beneficial owner of Certificated Old Notes that are held through or registered in the name of a broker, dealer, bank or other financial institution or nominee and you wish to tender those Certificated Old Notes in an exchange offer, you must promptly instruct such broker, dealer, bank or other financial institution or nominee, as the case may be, to tender those Certificated Old Notes on your behalf prior to the expiration of the exchange offer or, if you wish to tender those Certificated Old Notes yourself, then, prior to completing and executing the letter of transmittal and delivering your Certificated Old Notes, you must either make appropriate arrangements to register ownership of those Certificated Old Notes in your own name or obtain a properly completed bond power (with any required signature guarantee) from the registered holder of those Certificated Old Notes. The transfer of registered ownership may take considerable time.

If a holder completing a letter of transmittal tenders less than all of the Old Notes held by such holder, the tendering holder should indicate the aggregate principal amount of Old Notes it is tendering by filling in the applicable box of the letter of transmittal. All Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery (whether physical or electronic) of Old Notes, letters of transmittal, Agent’s Messages, Book-Entry Confirmations and all other required documents is at your risk and election, provided that Old Notes in book-entry form must be tendered through DTC’s ATOP procedures. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to insure delivery to the Exchange Agent before 5:00 p.m., New York City time, on the expiration date. You may request the broker, dealer, bank or other financial institution or nominee through which you may hold Old Notes to effect these transactions for you. No letter of transmittal, Old Notes or other documents should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “Eligible Institution”).

When a letter of transmittal is signed by the registered holder or holders of the Old Notes being tendered, no endorsements of the certificates evidencing such Old Notes or separate bond powers are required. If, however, the New Notes are to be issued, or any untendered Old Notes are to be reissued, in the name of a person other than such registered holder or holders, then such certificates must be endorsed or accompanied by appropriate bond powers (satisfactory to the Company and the Exchange Agent in their sole and absolute discretion), in each case signed exactly as the name or names of the registered holder or holders, as the case may be, appear on the applicable certificates and the signatures on such certificates or bond powers, as the case may be, must be guaranteed by an Eligible Institution.

If a letter of transmittal is signed by a person or persons other than the registered holder or holders, as the case may be, of the certificates evidencing the Old Notes being tendered, such certificates must be endorsed or accompanied by appropriate bond powers (satisfactory to the Company and the Exchange Agent in their sole and absolute discretion), in each case signed exactly as the name or names of the registered holder or holders, as the case may be, appear on the applicable certificates and the signatures on such certificates or bond powers, as the case may be, must be guaranteed by an Eligible Institution.

We in our sole and absolute discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any Old Notes not properly tendered and to not accept any Old Notes which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the right, in our sole and absolute discretion, to waive any defects or irregularities or conditions of any exchange offer as to any Old Notes either before or after the expiration of the applicable exchange offer (including the right to waive the ineligibility of any holder or beneficial owner who seeks to tender Old Notes in an exchange offer). Our interpretation of the terms and conditions of an exchange offer (including the letter of transmittal and instructions thereto) as to any particular tender of Old Notes or holder or beneficial owner thereof either before or after the expiration of the applicable exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we in our sole and absolute discretion may determine. We are not, nor is the Exchange Agent or any other person, under any duty to notify you or any other person of any defect or irregularity with respect to your tender of Old Notes for exchange, or if any Old Notes, letters of transmittal Agent’s Messages, Book-Entry Confirmations or other documents are or are not received by the Exchange Agent, and no one will be liable for failing to provide such notification.

If any letter of transmittal, Old Note, bond powers or other instruments of transfer or other documents are signed by or on behalf of trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the Exchange Agent, proper evidence satisfactory to us and the Exchange Agent of their authority to so act must be submitted with the letter of transmittal.

Representations by Tendering Owners

By tendering Old Notes, you will acknowledge, represent and warrant to and agree with us that, among other things, (i) you are not our “affiliate” (as defined in Rule 405 under the Securities Act), (ii) any New Notes you receive in any exchange offer will be acquired by you in the ordinary course of your business, (iii) you have no arrangement or understanding with any person to engage in, and you are not engaged in and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the New Notes in violation of the Securities Act, (iv) you are not a broker-dealer that will receive New Notes in any exchange offer in exchange for Old Notes that you purchased from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act, and (v) if you are a broker-dealer holding Old Notes acquired for your own account as a result of your market making or other trading activities (a “participating broker-dealer”), you will deliver (or, to the extent permitted by applicable law, make available) a prospectus meeting the requirements of the Securities Act to purchasers and other transferees in connection with any resale or other transfer of the New Notes you receive in exchange for such Old Notes pursuant to any exchange offer (provided, however, by so acknowledging and by delivering (or making available as aforesaid) a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act). For additional information, see “—Resales of New Notes” and “Plan of Distribution” below.

By tendering Old Notes, you will also acknowledge, represent and warrant to and agree with us that you have full right, power and authority to tender, sell, assign and transfer all right, title and interest in and to the Old Notes tendered and to acquire New Notes issuable upon the exchange of such tendered Old Notes and that, if and when such Old Notes are validly tendered and accepted by us for exchange, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

If you are unable to make these and other acknowledgements, representations, warranties and agreements in the letter of transmittal, or if you are participating in an exchange offer for the purpose of participating in a distribution (within the meaning of the Securities Act) of the New Notes to be acquired in the exchange offer, or if you are a broker-dealer that will receive New Notes in the exchange offer in exchange for Old Notes that you acquired from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from Registration under the Securities Act, you will not be permitted to exchange your Old Notes in the exchange offer and you will be subject to other consequences described below under “—Resales of New Notes.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to an exchange offer, we will accept, promptly after the expiration of such exchange offer, all Old Notes validly tendered and not validly withdrawn and, promptly after acceptance of the Old Notes, we will issue New Notes in an aggregate principal amount equal to the aggregate principal amount of Old Notes so accepted. See “—Conditions to the Exchange Offers.” For purposes of the exchange offers, we will be deemed to have accepted validly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the Exchange Agent.

A holder of Old Notes accepted for exchange will receive New Notes in an aggregate principal amount equal to the aggregate principal amount of such Old Notes. Persons who are the registered holders of the New Notes at the close of business on the record date for the first interest payment date following the consummation of the applicable exchange offer will be entitled to receive interest accrued on the New Notes from and including the most recent date to which interest has been paid on the Old Notes (or, if no interest has been paid on the Old Notes, from and including September 16, 2016) to but excluding such interest payment date; provided that, notwithstanding the foregoing, if such record date occurs prior to the consummation of the applicable exchange offer, then the interest payable on the first interest payment date following the consummation of the applicable exchange offer will instead be paid to the persons who were the registered holders of the Old Notes that were exchanged for such New Notes at the close of business on such record date. Interest will cease to accrue on Old

Notes that are exchanged for New Notes pursuant to the exchange offers and holders and beneficial owners of Old Notes will not be entitled to receive any payments in respect of accrued and unpaid interest on Old Notes that are exchanged for New Notes except as described in the immediately preceding sentence.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the Exchange Agent of:

•	certificates for such Old Notes or a Book-Entry Confirmation of the transfer of such Old Notes into the Exchange Agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal (with the signature on such letter of transmittal guaranteed by an Eligible Institution if the letter of transmittal so requires) or an Agent’s Message in lieu thereof, and

•	all other required documents.

Any Old Notes which have been tendered for exchange but which are not exchanged for any reason (including, without limitation, because the tender of those Old Notes has been properly withdrawn, because we do not accept those Old Notes for exchange or terminate the related exchange offer, or if the tendering holders properly indicate that only a portion of the Old Notes being tendered are to be exchanged for New Notes), such Old Notes will be returned to the holders thereof (or, in the case of Old Notes tendered by book-entry transfer, will be credited to the accounts at DTC of the applicable DTC participants), unless any such holders completed the box entitled “Special Delivery Instructions” in the letter of transmittal, in which case such Old Notes shall be returned to the person specified in such instructions, without cost to such holders, promptly after withdrawal of such Old Notes or expiration or termination of the applicable exchange offer, as the case may be.

Book-Entry Transfers

For purposes of the exchange offers, the Exchange Agent will request that accounts be established with respect to each series of Old Notes at DTC, unless the Exchange Agent has already established an account with DTC suitable for each exchange offer. Any financial institution that is a direct participant in DTC (a “participant”) may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer and by causing DTC to deliver an Agent’s Message and a Book-Entry Confirmation complying with the terms of the applicable exchange offer to the Exchange Agent through DTC.

Any DTC participant wishing to tender Old Notes in an exchange offer (whether on its own behalf or on behalf of the beneficial owner of Old Notes) should transmit its acceptance to DTC sufficiently far in advance of the expiration of the applicable exchange offer so as to permit DTC to take the following actions prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the tendered Old Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent a Book-Entry Confirmation of such book-entry transfer. The Book-Entry Confirmation of such book-entry transfer will include an Agent’s Message confirming that such DTC participant acknowledges and agrees (on behalf of itself and on behalf of any beneficial owner of the applicable Old Notes) to be bound by the letter of transmittal. All of the foregoing, together with any other required documents, must be delivered to and received by the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

You may withdraw, no later than 5:00 p.m., New York City time, on the expiration date of an exchange offer, any Old Notes that you have tendered in that exchange offer. For a withdrawal of tendered Old Notes to be effective, the Exchange Agent must receive, in the case of Old Notes tendered pursuant to DTC’s ATOP procedures, an electronic notice of withdrawal transmitted by DTC on behalf of the DTC participant that tendered such Old Notes or, in the case of Certificated Old Notes, if any, tendered by physical delivery, a written (which may be given by letter or telegram) or facsimile notice of withdrawal at the address or facsimile number set forth below under “—Exchange Agent,” in each case no later than 5:00 p.m., New York City time, on the expiration date. The notice of withdrawal must:

•	specify the name of the person having tendered the Old Notes to be withdrawn and, if different, the name of the registered holder of such Old Notes (or, in the case of Old Notes tendered by book-entry transfer, the name and DTC account number of the DTC participant that tendered such Old Notes)

•	identify the Old Notes to be withdrawn (including the CUSIP numbers and, in the case of Certificated Old Notes, the certificate numbers thereof) and principal amount of such Old Notes,

•	in the case of Old Notes tendered through DTC’s ATOP procedures, specify the name and account number at DTC to which your withdrawn Old Notes should be credited,

•	in the case of Certificated Old Notes physically delivered to the Exchange Agent, be signed by the same person and in the same manner as the letter of transmittal, including any signature guarantees (or, in the case of Old Notes tendered by book-entry transfer, be signed by or transmitted on behalf of the same DTC participant that tendered such Old Notes), or be accompanied by evidence satisfactory to us and the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of those Old Notes,

•	contain a statement that the holder is withdrawing its election to have the Old Notes exchanged, and

•	if the letter of transmittal was executed by a person other than the registered holder, be accompanied by a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such registered holder.

The signature on a notice of withdrawal must be guaranteed by an Eligible Institution unless the applicable Old Notes were tendered by an Eligible Institution and the notice of withdrawal is being signed by the same Eligible Institution, and the signature on any such irrevocable proxy must be guaranteed by an Eligible Institution unless the signatory to such proxy is an Eligible Institution.

Properly withdrawn Old Notes may be retendered by following the procedures described under “—Procedures for Tendering Old Notes” above and in the letter of transmittal at any time prior to 5:00 p.m., New York City time, on the expiration date.

All questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal and all other documents submitted and procedures followed in connection therewith will be determined by us in our sole and absolute discretion (which power may be delegated to the Exchange Agent), which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered and not validly withdrawn and are accepted by us.

Conditions to the Exchange Offers

Notwithstanding any other term of such exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend an exchange offer before the acceptance of the Old Notes, if we determine that such exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition and any or all such conditions may be waived by us at any time or from time to time in our sole and absolute discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order suspending the effectiveness of the registration statement of which this prospectus is a part is threatened or in effect. In any such event, we must use commercially reasonable efforts to obtain the withdrawal of such stop order.

No exchange offer is conditioned on the completion of any other exchange offer. In addition, we may amend the terms of any exchange offer without amending the terms of any other exchange offer.

No Guaranteed Delivery

There are no guaranteed delivery procedures available in connection with the exchange offers. Accordingly, holders of Old Notes must deliver or cause to be delivered their Old Notes and all other required documentation to the Exchange Agent in accordance with the procedures described in this prospectus and the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date.

No Appraisal or Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offers.

Exchange Agent

We have appointed U.S. Bank National Association as the Exchange Agent for the exchange offers. All executed letters of transmittal, Certificated Old Notes (if any), and other documents must be delivered to the address or the facsimile number set forth below, except that Old Notes in book-entry form, Book-Entry Confirmations, Agent’s Messages, notices of withdrawal given through ATOP procedures and other electronic messages delivered through DTC must be delivered to the Exchange Agent through DTC’s systems and procedures. Questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the Exchange Agent addressed as follows:

By Hand, Overnight Delivery or Mail

(Registered or Certified Mail Recommended):

U.S. Bank National Association

Corporate Trust Services

Attention: Specialized Finance Department

111 Fillmore Avenue East

St. Paul, Minnesota 55107

To confirm receipt or for more information, call:

(800) 934-6802

By Facsimile Transmission: (651) 466-7372 Attention: Specialized Finance Department

DELIVERY OF A LETTER OF TRANSMITTAL, NOTICE OF WITHDRAWAL, CERTIFICATED NOTES (IF ANY) AND OTHER DOCUMENTS TO AN ADDRESS OR BY FACSIMILE TRANSMISSION TO A FACSIMILE NUMBER OTHER THAN AS SHOWN ABOVE, AND ELECTRONIC DELIVERY OF OLD NOTES IN BOOK-ENTRY FORM, BOOK-ENTRY CONFIRMATIONS, AGENT’S MESSAGES, NOTICES OF WITHDRAWAL GIVEN THROUGH THE ATOP PROCEDURES AND OTHER ELECTRONIC DOCUMENTS TRANSMITTED TO THE EXCHANGE AGENT OTHER THAN THROUGH DTC’S SYSTEMS AND PROCEDURES, DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

We will pay the Exchange Agent’s reasonable and customary fees for its services, reimburse the Exchange Agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and generally pay other registration expenses, including fees and expenses of the Trustee under the Indenture, SEC filing fees, and printing and distribution expenses. We will not pay any discounts, fees or commissions, or make any other payments, to brokers, dealers or others soliciting acceptances of any exchange offer. We will, however, upon written request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable and documented out-of-pocket expenses incurred in mailing copies of this prospectus, the letter of transmittal and any related documents to beneficial owners of Old Notes.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and employees and by persons so engaged by us.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Old Notes to us or upon our order pursuant to the exchange offers. If, however, New Notes and/or Old Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the tendered Old Notes, if tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the transfer of Old Notes to us or upon our order pursuant to the exchange offers, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of the payment of such taxes or an exemption therefrom is not submitted to the Exchange Act with the delivery of the applicable letter of transmittal to the Exchange Agent or, in the case of Old Notes in book-entry form, contemporaneously with the tender of such Old Notes, the amount of such transfer taxes will be billed to such tendering holder or we may refuse to accept the Old Notes tendered by such holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offers will be amortized over the term of the New Notes.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes for New Notes in an exchange offer, your Old Notes will remain outstanding and will continue to accrue interest but will remain subject to the restrictions on transfer set forth in the applicable Indenture and in the legend on the certificates evidencing the Old Notes, as well as the restrictions on transfer arising under the Securities Act and any other applicable laws, and you will not be entitled to receive any Additional Interest on your Old Notes and will not be entitled to any registration rights or (subject to possible limited exceptions) other rights under the applicable Registration Rights Agreement. In general, you may offer or sell your Old Notes only if:

•	they are offered and sold pursuant to a registration statement which is effective under, and otherwise in compliance with the registration and prospectus delivery requirements of, the Securities Act, or

•	they are offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act,

subject, in each of the foregoing cases, in compliance with the securities laws of any other applicable jurisdiction and with the procedures specified in the applicable Indenture, including the delivery of any certificate, opinion of counsel or other information that may be required by the Indenture or by us. We do not intend to register the Old Notes under the Securities Act or to make a prospectus available to enable you to sell or otherwise transfer your Old Notes.

In addition, the exchange offers may have a material adverse effect on the market price and liquidity of any Old Notes that remain outstanding following the exchange offers. See “Risk Factors—Risks Related to the

Exchange Offers—If you choose not to exchange your Old Notes in the exchange offers, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price and liquidity of your Old Notes may decline.”

Resales of New Notes

Based on interpretations by the staff of the SEC contained in no-action letters issued to third parties (for example, Exxon Capital Holdings Corporation (May 13, 1988), Morgan Stanley & Co. Incorporated (June 5, 1991) and Shearman & Sterling (July 2, 1993)), we believe that, except as provided in the next sentence and in the second succeeding paragraph, the New Notes you receive in the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act unless:

(1)	you are our “affiliate” (as defined in Rule 405 under the Securities Act);

(2)	the New Notes you receive in the exchange offers will not be acquired by you in the ordinary course of your business; or

(3)	you have an arrangement or understanding with any person to engage in, or you are engaged in or intend to engage in, the distribution (within the meaning of the Securities Act) of the New Notes in violation of the Securities Act.

However, if you are a broker-dealer holding Old Notes acquired for your own account as a result of market-making or other trading activities and who receives New Notes in exchange for such Old Notes pursuant to an exchange offer (a “participating broker-dealer”), you may be an “underwriter” within the meaning of the Securities Act and you must (and must acknowledge and agree that you will) deliver (or, to the extent permitted by applicable law, make available) a prospectus meeting the requirements of the Securities Act to purchasers and other transferees in connection with any resale or other transfer of such New Notes. However, by so acknowledging and delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales or other transfers of New Notes received for its own account in an exchange offer in exchange for Old Notes that it acquired for its own account as a result of market-making or other trading activities for a period of 180 days (subject to our right to suspend use of this prospectus under the circumstances described under “Plan of Distribution”) after the expiration date of the applicable exchange offer so long as such participating broker-dealer has notified us by delivering a fully completed and executed letter of transmittal to the Exchange Agent at the address set forth above under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date in which such broker-dealer indicates, by checking the appropriate box, that it will be using this prospectus for such purpose. For further information, see “Plan of Distribution.”

If you fall into one or more of the categories set forth in clauses (1) through (3) of the second preceding paragraph, if you are participating in an exchange offer for the purpose of participating in a distribution (within the meaning of the Securities Act) of the New Notes to be acquired in the exchange offer, or if you are a broker-dealer that will receive New Notes in an exchange offer in exchange for Old Notes that you acquired from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act, (i) you will not be able to rely on the interpretations of the SEC staff enunciated in the no-action letters mentioned above or in other interpretive letters of similar effect, (ii) you will not be permitted to tender your Old Notes in any exchange offer, (iii) in the absence of an applicable exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or other transfer of Notes, and (iv) any registration statement used in connection with such offer, sale or other transfer of Notes must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act. Failure to comply with such registration and prospectus delivery requirements may result in liability under the Securities Act and we will not be responsible for, or indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account pursuant to an exchange offer will be deemed to acknowledge and agree that it will deliver (or, to the extent permitted by applicable law, make available) to purchasers and other transferees a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of New Notes received in the exchange offer as aforesaid, but only participating broker-dealers will be entitled, subject to the limitations described above, to use this prospectus, as amended or supplemented from time to time, in connection with resales or other transfers of New Notes received in any exchange offer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offers in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offers as in the circumstances described in the no action letters referred to above.

DESCRIPTION OF THE NEW NOTES

The Old 2021 Notes were issued, and the New 2021 Notes will be issued, under an indenture, dated as of September 16, 2016 (the “2021 Notes Indenture”), among us, as issuer, the guarantors party thereto, as guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). The Old 5.875% 2022 Notes were issued, and the New 5.875% 2022 Notes will be issued, under an indenture, dated as of September 16, 2016 (the “5.875% 2022 Notes Indenture”), among us, as issuer, the guarantors party thereto, as guarantors and the Trustee. The Old 5.00% 2022 Notes were issued, and the New 5.00% 2022 Notes will be issued, under an indenture, dated as of September 16, 2016 (the “5.00% 2022 Notes Indenture”), among us, as issuer, the guarantors party thereto, as guarantors and the Trustee. The Old 2023 Notes were issued, and the New 2023 Notes will be issued, under an indenture, dated as of September 16, 2016 (the “2023 Notes Indenture” and, together with the 2021 Notes Indenture, the 5.875% 2022 Notes Indenture and the 5.00% 2022 Notes Indenture, the “Indentures” and each an “Indenture”) among us, as issuer, the guarantors party thereto, as guarantors and the Trustee. The terms of each series of Notes include those stated in the Indenture for such series, as well as those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of certain material provisions of the Notes and the Indentures and is subject to, and is qualified in its entirety by reference to, the Notes and the Indentures. For more information, we refer you to the Indentures (which include the forms of the Notes), of which you may request copies at our address set forth under the heading “Where You Can Find More Information.” Defined terms used but not otherwise defined in this section shall have the meanings assigned to such terms in the Indentures.

For purposes of this “Description of the New Notes” section, (i) the terms “the Company,” “we,” “our,” “us” and similar references refer only to Range Resources Corporation and not to any of its subsidiaries or any entities that are consolidated with it for financial reporting purposes, (ii) the term “2021 Notes” means the Company’s 5.75% Senior Notes due 2021 (including, for the avoidance of doubt, the Old 2021 Notes, any Additional 2021 Notes (as defined herein), the New 2021 Notes and any other 2021 Exchange Notes (as defined herein) issued under the 2021 Notes Indenture, unless the context otherwise requires), (iii) the term “5.875% 2022 Notes” means the Company’s 5.875% Senior Notes due 2022 (including, for the avoidance of doubt, the Old 5.875% 2022 Notes, any Additional 5.875% 2022 Notes (as defined herein), the New 5.875% 2022 Notes and any other 5.875% 2022 Exchange Notes (as defined herein) issued under the 5.875% 2022 Notes Indenture, unless the context otherwise requires), (iv) the term “5.00% 2022 Notes” means the Company’s 5.00% Senior Notes due 2022 (including, for the avoidance of doubt, the Old 5.00% 2022 Notes, any Additional 5.00% 2022 Notes (as defined herein), the New 5.00% 2022 Notes and any other 5.00% 2022 Exchange Notes (as defined herein) issued under the 5.00% 2022 Notes Indenture, unless the context otherwise requires), (v) the term “2023 Notes” means the Company’s 5.00% Senior Notes due 2023 (including, for the avoidance of doubt, the Old 2023 Notes, any Additional 2023 Notes (as defined herein), the New 2023 Notes and any other 2023 Exchange Notes (as defined herein) issued under the 2023 Notes Indenture, unless the context otherwise requires), (vi) the term “Additional Notes” means, collectively, any Additional 2021 Notes, any Additional 5.875% 2022 Notes, any Additional 5.00% 2022 Notes and any Additional 2023 Notes and (vii) the term “Exchange Notes” means, collectively, any 2021 Exchange Notes, any 5.875% 2022 Exchange Notes, any 5.00% 2022 Exchange Notes and any 2023 Exchange Notes.

General

The New Notes will be unsecured senior obligations of the Company and will be guaranteed by the Guarantors on a senior unsecured basis as described below under “—Guarantees.” The Notes and the Guarantees will rank pari passu in right of payment with all senior indebtedness of the Company and the Guarantors, respectively. The Notes and the Guarantees will effectively rank junior to any secured indebtedness of the Company and the Guarantors, respectively, including under the Credit Agreement, and other secured obligations of the Company and the Guarantors, respectively, to the extent of the value of the collateral therefor. The Notes and the Guarantees will rank senior in right of payment to any of the existing or future subordinated indebtedness of the Company and the Guarantors, respectively, including the Company’s existing senior subordinated notes. The Notes and the Guarantees will be structurally subordinated to any indebtedness and other liabilities (other than indebtedness and liabilities owed to the Company or the Guarantors, as the case may be) and any preferred equity (other than any preferred equity held by the Company or the Guarantors, as the case may be) of the Subsidiaries of the Company and the Subsidiaries of the Guarantors, respectively, that do not guarantee the Notes.

In connection with the completion of the exchange offers, we will initially issue up to (i) $475,952,000 aggregate principal amount of New 2021 Notes in exchange for a like aggregate principal amount of Old 2021 Notes, (ii) $329,244,000 aggregate principal amount of New 5.875% 2022 Notes in exchange for a like aggregate principal amount of Old 5.875% 2022 Notes, (iii) $580,032,000 aggregate principal amount of New 5.00% 2022 Notes in exchange for a like aggregate principal amount of Old 5.00% 2022 Notes and (iv) $741,531,000 aggregate principal amount of New 2023 Notes in exchange for a like aggregate principal amount of Old 2023 Notes. Any Old Notes that are exchanged for New Notes pursuant to the exchange offers will be cancelled and, as a result, the aggregate principal amount of the outstanding Notes of each series will not increase as a result of the exchange offers. We may from time to time, without notice or the consent of the Holders of a series of Notes, issue additional debt securities under the applicable Indenture having the same terms as the Old Notes and the New Notes of a particular series (except for issue dates and, in certain cases, interest accrual dates, issue prices, first interest payment date and terms relating to restrictions on transfer or registration rights); provided, however, that if such additional debt securities are not fungible with the Old Notes of such series for U.S. federal income tax purposes, such additional debt securities will have a different CUSIP number from such Old Notes. We refer to any such additional debt securities, other than Exchange Notes (as defined herein), as “Additional 2021 Notes” (in the case of the Old 2021 Notes and the New 2021 Notes), “Additional 5.875% 2022 Notes” (in the case of the Old 5.875% 2022 Notes and the New 5.875% 2022 Notes), “Additional 5.00% 2022 Notes” (in the case of the Old 5.00% 2022 Notes) and “Additional 2023 Notes” (in the case of the Old 2023 Notes and the New 2023 Notes), and collectively, as the “Additional Notes.” Any Additional Notes of a series will form a single series of debt securities with the Old Notes, the New Notes and any other Exchange Notes of such series under the related Indenture and have the same terms as to status, redemption or otherwise as the Old Notes, the New Notes and any other Exchange Notes of such series.

The 2021 Notes will mature on June 1, 2021. The New 2021 Notes will accrue interest from June 1, 2017 at 5.75% per year, which interest will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2017. The 5.875% 2022 Notes will mature on July 1, 2022. The New 5.875% 2022 Notes will accrue interest from July 1, 2017 at 5.875% per year, which interest will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 2018. The 5.00% 2022 Notes will mature on August 15, 2022. The New 5.00% 2022 Notes will accrue interest from August 15, 2017 at 5.00% per year, which interest will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2018. The 2023 Notes will mature on March 15, 2023. The New 2023 Notes will accrue interest from September 15, 2017 at 5.00% per year, which interest will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2018. If any interest payment date, Maturity Date or redemption date falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if made on the relevant interest payment date, Maturity Date or redemption date. No interest will accrue for the period from and after the applicable interest payment date, Maturity Date or redemption date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Trustee is acting as the initial paying agent and registrar for the Notes.

The New Notes will be issued in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Optional Redemption

At any time prior to the Par Call Date of a series, we may redeem the Notes of such series, in whole or in part, at a redemption price equal to the Make-Whole Price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

At any time on or after the Par Call Date of a series, we may redeem the Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

With respect to any redemption of Notes of a series with a redemption date after an interest payment record date but before the succeeding interest payment date, interest will be paid to the Holder of record as of the record date and will not be included in the redemption price.

Notice and Selection

Notice of optional redemption of the Notes of a series must be given to each Holder of the Notes of such series not less than 30 nor more than 60 days prior to the redemption date in accordance with the Indenture relating to such series; provided that in connection with a defeasance or satisfaction and discharge notice may be given more than 60 days prior to the redemption date.

Once a notice of redemption is given in accordance with the Indenture relating to such series, the Notes of such series called for redemption become due and payable on the applicable redemption date at the applicable redemption price. Any notice of redemption for the Notes of a series will state, among other things, the aggregate principal amount and the Notes of such series to be redeemed, the redemption date and the name and address of the Paying Agent. If less than all of the Notes of a series are redeemed at any time, the Trustee will select the Notes of such series to be redeemed on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to the Depositary’s procedures, or, if the Notes of such series are listed on any securities exchange, by any other method that complies with the requirements of such exchange; provided, however, that no Notes of a series with a principal amount of $2,000 or less will be redeemed in part. Unless we default in payment of the applicable redemption price, interest on the Notes of a series to be redeemed will cease to accrue on the applicable redemption date, regardless of whether such Notes of such series are presented for payment.

Certain Definitions

“Make-Whole Amount” with respect to any Note of a series means an amount equal to any excess of (i) the present value of (a) the remaining principal on such Note as of the Par Call Date for such series and (b) interest payments due on such Note (excluding any portion of such payments of interest accrued as of the redemption date) through the Par Call Date for such series, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (ii) the outstanding principal amount of such Note. Calculation of the Make-Whole Amount will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Make-Whole Remaining Life” means, with respect to a series of Notes, the number of years (calculated to the nearest one-twelfth) between the date of redemption and the Par Call Date for such series.

“Make-Whole Price” means the sum of the outstanding principal amount of the Notes of a series to be redeemed plus the Make-Whole Amount of such series of Notes.

“Par Call Date” means March 1, 2021 in the case of the 2021 Notes, April 1, 2022 in the case of the 5.875% 2022 Notes, May 15, 2022 in the case of the 5.00% 2022 Notes, and December 15, 2022 in the case of the 2023 Notes.

“Treasury Rate” means the yield to maturity (calculated on a semi-annual bond equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”), which has become publicly available at least two Business Days prior to the date of the redemption notice (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the Make-Whole Remaining Life; provided, however, that if the Make-Whole Remaining Life of such series of Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation or extrapolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Remaining Life of such series of Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Business Day” means, with respect to a series of Notes, any day other than a Saturday, a Sunday or a day on which banks and trust companies in The City of New York or any other place of payment with respect to the Notes of such series are not required by law or executive order to be open.

Guarantees

Payment of the principal, premium, if any, and interest on the Notes of a series, when and as the same becomes due and payable, are (in the case of the Old Notes) guaranteed, and will be (in the case of the New Notes) guaranteed, jointly and severally, on a senior unsecured basis (the “Guarantees”) by the Guarantors. The Old Notes are currently guaranteed by, and the New Notes will initially be guaranteed by, our Subsidiaries, Energy Assets Operating Company, LLC, Range Energy Services Company, LLC, Range Production Company, LLC, Range Resources—Appalachia, LLC, Range Resources—Louisiana, Inc., Range Resources—Midcontinent, LLC, Range Resources—Pine Mountain, Inc. and Range Louisiana Operating, LLC, which represent all of our Subsidiaries, other than one immaterial Subsidiary. In the circumstances described under “—Certain Covenants—Future Guarantees,” we may also be required to cause certain of our future Restricted Subsidiaries to become Guarantors.

The obligations of each Guarantor under its Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the applicable Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Related to the New Notes—The Guarantee of a Guarantor could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the New Notes from relying on that Guarantor to satisfy claims.” Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to seek contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

The Guarantee of a Guarantor will be released automatically with respect to a series of Notes:

(1) in connection with any sale or other disposition of (i) Capital Stock of such Guarantor such that after such sale or disposition the Guarantor is no longer a Restricted Subsidiary of the Company or (ii) all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation), in each case to one or more Persons that are not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary;

(2) if the Guarantor ceases to provide a guarantee with respect to Indebtedness of the Company under the Credit Agreement;

(3) if the Notes are defeased or discharged in accordance with the procedures described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;” or

(4) upon the liquidation or dissolution of such Guarantor.

The assets of any existing or future Subsidiary of the Company that does not guarantee a series of Notes will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any non-guarantor Subsidiary, such Subsidiary will pay the holders of its liabilities, including trade payables, before it will be able to distribute any of its assets to the Company or a Guarantor. Initially, only one of our subsidiaries, which is an immaterial subsidiary, will not guarantee the New Notes. That non-guarantor subsidiary represented less than 1% of our total assets and had no indebtedness as of June 30, 2017.

Change of Control

If a Change of Control Triggering Event occurs, each Holder of Notes of a series will have the right to require that the Company purchase all or any part (in amounts of $1,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Notes of that series pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to purchase all of the Notes of a series, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”).

Not later than 30 days after the date upon which any Change of Control Triggering Event occurred, or, at the Company’s option, prior to a Change of Control but after it is publicly announced, the Company must notify the Trustee in writing and give notice of either such event to each Holder of Notes of a series at such Holder’s address appearing in the security register or otherwise deliver notice in accordance with the applicable procedures of the Depositary. The notice must state, among other things:

(5) that a Change of Control Triggering Event has occurred or is expected to occur and the date or expected date of such event;

(6) the circumstances and relevant facts regarding such Change of Control Triggering Event;

(7) the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed or otherwise delivered, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control Triggering Event and such notice may be contingent on the occurrence of the Change of Control Triggering Event;

(8) that any Note of the applicable series not tendered will continue to accrue interest;

(9) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes of a series accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(10) other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes of a series that might be delivered by Holders of the Notes of such series seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the Holders of the Notes of such series the rights described under “—Events of Default.”

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder, which would permit the lenders under the Credit Agreement to accelerate the maturity of such indebtedness. If such acceleration occurred, then the Company would be obligated to repay amounts outstanding under such indebtedness. Any future credit agreements or agreements relating to other indebtedness to which the Company becomes a party may contain similar provisions. No assurance can be given that the Company would have sufficient funds to repurchase all Notes and other indebtedness that may be required to be repaid in the event of a Change of Control Triggering Event.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of each Indenture) to represent a specific quantitative test. Therefore, if Holders of the Notes of a series elected to exercise their rights under the applicable Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

The existence of a Holder’s right to require the Company to repurchase such Holder’s Notes upon a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The provisions of the Indentures do not afford Holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) involving the Company that may adversely affect Holders of the Notes, if such transaction is not a transaction defined as a Change of Control Triggering Event.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to a Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

The Company will not be required to make a Change of Control Offer (1) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the applicable Indenture that are applicable to a Change of Control Offer made by the Company and purchases all Notes of a series validly tendered and not withdrawn under such Change of Control Offer or (2) if notice of redemption for all outstanding Notes of a series has been given pursuant to the applicable Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes of a series accept a Change of Control Offer and the Company purchases all of the Notes of such series held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes of such series that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of Notes of such series redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption.

Certain Covenants

Each Indenture will include the following covenants:

Limitation on Liens Securing Funded Debt. The Company will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any Property of the Company or any Restricted Subsidiary or upon the Capital Stock of any Restricted Subsidiary unless the Notes of the applicable series or the related Guarantee, if any, of such Restricted Subsidiary, as applicable, (together with, if the Company shall so determine, any other Indebtedness or other obligation of the Company or such Restricted Subsidiary) are equally and ratably secured for so long as such Funded Debt shall be so secured; provided that if such Funded Debt or other obligation is expressly subordinated to the Notes of the applicable series or a related Guarantee, if any, the Lien securing such Funded Debt or other obligation will be subordinated and junior to the Lien securing such Notes or such Guarantee.

Notwithstanding the foregoing provisions, the Company or any Restricted Subsidiary may create, incur or assume Funded Debt secured by Liens which would otherwise be subject to the restrictions of this covenant, if the aggregate principal amount of such Funded Debt and all other secured Funded Debt of the Company and any Restricted Subsidiary theretofore created, incurred or assumed pursuant to the exception in this sentence and outstanding at such time does not exceed 15% of the Adjusted Consolidated Net Tangible Assets of the Company.

Future Guarantees. The Company will cause each Restricted Subsidiary (other than a Guarantor) that guarantees Indebtedness of the Company under the Credit Agreement, within 90 days of such guarantee, to execute and deliver to the Trustee a supplement to the applicable Indenture under which such Restricted Subsidiary will become a Guarantor of the Notes of the applicable series on the terms, and subject to the release and other provisions, described above under “—Guarantees.”

Limitations on Mergers and Consolidations. The Company will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all or substantially all of its assets to any Person, unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall be made (collectively, the “Successor”), is a corporation, limited liability company, general partnership or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture all of the obligations of the Company under the applicable Indenture; provided that unless the Successor is a corporation, a corporate co-issuer of the Notes of the applicable series will be added to the applicable Indenture by such supplemental indenture; and

(2) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

Except in transactions that will result in the release of the Guarantee of a Guarantor as provided under “—Guarantees,” no Guarantor may consolidate or merge with or into (regardless of whether such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor) unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the applicable Indenture and the Notes of the applicable series pursuant to a supplemental indenture; and

(2) immediately after such transaction, no Default or Event of Default exists.

Notwithstanding the foregoing, the Company or any Guarantor may merge with an Affiliate of it incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Guarantor in another jurisdiction.

Upon satisfaction of the foregoing requirements with respect to a merger, consolidation or sale or disposition of all or substantially all of the assets of the Company or a Guarantor, the predecessor Company or Guarantor, as the case may be, will be released from its obligations under the applicable Indenture and the successor Company or Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the applicable Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes of the applicable series.

SEC Reports. The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act and the Notes of each applicable series are subject to restrictions on transfer by Persons other than Affiliates of the Company under Rule 144 under the Securities Act, the Company will furnish to all holders of the Notes of the applicable series and prospective purchasers of the Notes of such series designated by the holders of the Notes of such series, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act. For purposes of this covenant, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the holders of Notes of the applicable series and prospective purchasers as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website; provided, however, that the Trustee shall have no obligation whatsoever to determine regardless of whether such reports and information have been posted on such website.

Events of Default

The following are Events of Default with respect to each series of Notes:

(1) default by the Company or any Guarantor in the payment of principal of or any premium on the Notes of such series when due and payable at Maturity;

(2) default by the Company or any Guarantor in the payment of any installment of interest on the Notes of such series when due and payable and continuance of such default for 30 days;

(3) default on any other Indebtedness of the Company or any Guarantor if either:

(A) such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $100.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate; or

(B) such default results from the failure to pay when due principal of any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $100.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;

provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness (or overdue portion thereof) is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of the Notes shall be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;

(4) default by the Company in the performance or breach of the provisions described under “—Certain Covenants—Limitations on Mergers and Consolidation,” or the failure to make or consummate a Change of Control Offer in accordance with the provisions of “—Change of Control;”

(5) default in the performance, or breach of, any covenant or agreement of the Company or any Guarantor in the applicable Indenture and, in each such case, failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or Holders of 25% of the principal amount of the Notes of such series; provided, however, that the Company will have 90 days following such written notice to remedy or receive a waiver for any failure to comply with its obligations under the applicable Indenture so long as the Company is attempting to remedy any such failure as promptly as reasonably practicable;

(6) the failure of a Guarantee by a Guarantor that is a Significant Subsidiary to be in full force and effect, or the denial or disaffirmance by such entity thereof, in each case except in accordance with the applicable Indenture; or

(7) certain events involving bankruptcy, insolvency or reorganization of the Company or any Guarantor that is a Significant Subsidiary.

Each Indenture provides that the Trustee may withhold notice to the Holders of Notes of the applicable series of any default (except in payment of principal of, or any premium or interest on, any Notes of such series) if the Trustee considers it in the interest of the Holders of the Notes of such series to do so.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) with respect to a series of Notes occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes of such series may declare the unpaid principal of, premium, if any, and accrued but unpaid interest on, all the Notes of such series then outstanding to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, any premium, if any, and interest on, all the Notes of such series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of such series may rescind any such acceleration and its consequences.

No Holder of Notes of a series may pursue any remedy under the Indentures unless:

(1) the Trustee shall have received written notice of a continuing Event of Default;

(2) the Trustee shall have received a written request from Holders of at least 25% in principal amount of the Notes of the applicable series to pursue such remedy;

(3) the Trustee shall have received indemnity from the Holders reasonably satisfactory to it;

(4) the Trustee shall have failed to act for a period of 60 days after receipt of such written notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes of the applicable series;

provided, however, such provision does not affect the right of a Holder of any Notes of a series to sue for enforcement of any overdue payment thereon.

The Holders of a majority in principal amount of the outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of Notes, subject to certain limitations specified in the applicable Indenture. The Trustee shall be under no obligation and may refuse to perform any duty or exercise any right, duty or power hereunder unless it receives indemnity satisfactory to it against any loss, liability, claim, damage or expense.

Modification and Waiver

Supplements and amendments to an Indenture or the Notes of a series may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of all Notes of the applicable series (taken together as a single class) then outstanding and affected by such amendment or supplement; provided that no such modification or amendment may, without the consent of each Holder of Notes of the applicable series affected thereby:

(1) reduce the percentage of principal amount of Notes of such series whose Holders must consent to an amendment, supplement or waiver of any provision of the applicable Indenture or the Notes;

(2) reduce the rate or change the time for payment of interest, including default interest, if any, on the Notes of such series;

(3) reduce the principal amount of any Note of such series or change the Maturity Date of any Notes;

(4) reduce the amount payable upon redemption of any Note;

(5) waive any Event of Default in the payment of principal of, any premium or interest on, the Notes of such series (except a default in payment that has become due solely because of an acceleration that has been rescinded);

(6) make any Note of such series payable in money other than that stated in such Note of such series;

(7) impair the right of Holders of Notes of such series to receive payment of the principal of and interest on Notes of such series on the respective due dates therefor and to institute suit for the enforcement of any such payment; or

(8) make any change in the percentage of principal amount of Notes of such series necessary to waive compliance with certain provisions of the applicable Indenture.

For the avoidance of doubt, none of the foregoing clauses (1) through (8) will apply to any amendment of the provisions described under “—Change of Control” or any definitions related thereto.

Notwithstanding any of the foregoing, supplements and amendments to an Indenture or the Notes of a series may be made by agreement among the Company, the Guarantors and the Trustee without the consent of any Holders in certain limited circumstances, including:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption of the obligations of the Company or any Guarantor under the applicable Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Guarantor;

(3) to add to, change or eliminate any of the provisions of the applicable Indenture; provided that any such addition, change or elimination shall become effective only after there are no such Notes entitled to the benefit of such provision outstanding;

(4) to evidence the acceptance or appointment by a separate Trustee or successor Trustee with respect to the Notes of such series;

(5) to reflect the addition or release of any Guarantor from its Guarantee of the Notes of such series, in the manner provided in the applicable Indenture;

(6) to comply with any requirement of the SEC in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act;

(7) to provide for uncertificated Notes of such series in addition to certificated Notes of such series;

(8) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes of such series as security for the payment and performance of the Company’s and any Guarantor’s obligations under the applicable Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee pursuant to the applicable Indenture or otherwise;

(9) to comply with the rules of any applicable securities Depositary;

(10) to conform the text of the applicable Indenture, the Notes of such series or the related Guarantees to any provision of this “Description of the New Notes” to the extent that such provision in this “Description of the New Notes” was intended to be a verbatim recitation of a provision of the applicable Indenture, the Notes of such series or the related Guarantees; or

(11) to make any change that would provide any additional benefit to the Holders of the Notes of such series or that does not adversely affect the rights of any Holder in any material respect.

The Holders of a majority in aggregate principal amount of the outstanding Notes of a series may waive compliance with or any past default under the applicable Indenture, except a default in the payment of principal, or any premium or interest (other than a default in payment that has become due solely because of an acceleration that has been rescinded).

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the Notes of any series (“Legal Defeasance”). Such Legal Defeasance means that the Company and any Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series and any Guarantees thereof, except for:

(1) the rights of Holders of outstanding Notes of such series to receive payments solely from the trust fund described below in respect of the principal of, and any premium and interest on such Notes when such payments are due;

(2) the Company’s obligations concerning the issuance of temporary Notes, transfers and exchanges of the Notes of such series, replacement of mutilated, destroyed, lost or stolen Notes of such series, the maintenance of an office or agency where the Notes of such series may be surrendered for transfer or exchange or presented for payment, and duties of paying agents and conversion agents;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Defeasance provisions of the applicable Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants described under “—Certain Covenants” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment) described under “—Events of Default” will no longer constitute an Event of Default. If we exercise our Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from all its obligations under the applicable Indenture and its Guarantee with respect to the Notes of the applicable series and any security granted to secure the Notes of such series will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance under an applicable Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes of the applicable series, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and any premium and interest on, the outstanding Notes of such series on each date on which such principal, and any premium and interest is due and payable or on any redemption date established pursuant to the Indenture;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Company has received from or there has been published by, the Internal Revenue Service a ruling, or since the date of the applicable Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than as a result of borrowing funds in connection with such defeasance or granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement, other than the applicable Indenture, or instrument to which the Company is a party or by which the Company is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

No Sinking Fund

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes of any series.

Satisfaction and Discharge

The Company may discharge all its obligations under an Indenture and the Notes of the applicable series, other than its obligation to register the transfer of and exchange of the Notes of such series; provided that it either:

(1) delivers all outstanding Notes of such series to the Trustee for cancellation; or

(2) all Notes of such series not so delivered for cancellation have either become due and payable or will become due and payable at their Maturity within one year or are to be called for redemption within one year, and in the case of this clause (2) the Company has deposited with the Trustee in trust an amount of cash or U.S. Government Securities sufficient to pay the entire indebtedness of all outstanding Notes of such series, including any premium and interest to the applicable Maturity Date or applicable redemption date and all other sums due and payable under the applicable Indenture by the Company.

Governing Law

The Indentures, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

U.S. Bank National Association is acting as the initial Trustee, paying agent and registrar for each series of Notes. We may also maintain banking and other commercial relationships with the Trustee and its Affiliates in the ordinary course of business.

The Trustee is permitted to become an owner or pledgee of the Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an Event of Default has occurred and is continuing, it must eliminate such conflict or resign.

In case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indentures at the request of any of the Holders of the Notes of any series, unless such Holders have offered the Trustee indemnity satisfactory to it.

Payment and Transfer

Initially, the New Notes will be issued only in global form registered in the name of Cede & Co., as nominee of The Depository Trust Company, the Depositary. Beneficial interests in New Notes in global form will be shown on, and transfers of interests in New Notes in global form will be made only through, records maintained by the Depositary and its participants. Any New Notes in definitive form may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee).

Payment of principal, or any premium or interest on New Notes in global form registered in the name of the Depository’s nominee will be made in immediately available funds to the Depository’s nominee, as the registered Holder of such global notes. If any New Notes are no longer represented by a global note, payment of interest on the New Notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to Holders at their respective registered addresses or by wire transfer to an account designated by a Holder.

The Notes may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee indicated in the Indentures, subject to the limitations provided in the Indentures, without the payment of any service charge, other than any applicable tax or governmental charge.

The registered Holder of a Note will be treated as the owner of it for all purposes, and all references in this “Description of the New Notes” to “Holders” mean holders of record, unless otherwise indicated.

Certain Definitions

The following is a summary of certain defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms and for the definitions of capitalized terms used in this offering memorandum and not defined below.

“2021 Exchange Notes” means the Company’s 5.75% Senior Notes due 2021 issued under the 2021 Notes Indenture in exchange for outstanding 2021 Notes in an exchange offer pursuant to a registration rights agreement.

“2023 Exchange Notes” means the Company’s 5.00% Senior Notes due 2023 issued under the 2023 Notes Indenture in exchange for outstanding 2023 Notes in an exchange offer pursuant to a registration rights agreement.

“5.00% 2022 Exchange Notes” means the Company’s 5.00% Senior Notes due 2022 issued under the 5.00% 2022 Notes Indenture in exchange for outstanding 5.00% 2022 Notes in an exchange offer pursuant to a registration rights agreement.

“5.875% 2022 Exchange Notes” means the Company’s 5.875% Senior Notes due 2022 issued under the 5.875% 2022 Notes Indenture in exchange for outstanding 5.875% 2022 Notes in an exchange offer pursuant to a registration rights agreement.

“Acquired Debt” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary, as the case may be.

“Adjusted Consolidated Net Tangible Assets” means, without duplication, as of the date of determination:

(i) the sum of:

(a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income taxes (“pre-tax”), as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are then available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated increases in proved oil and gas reserves since such year-end due to exploration, development or exploitation activities or due to changes in geological conditions (or understandings thereof) or other factors which would, in accordance with standard industry practice, cause such revisions, in each case on a pre-tax basis calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report) increased by the accretion of the discount from the date of the reserve report to the date of determination and the effect on proved reserves and future net revenues from estimated development cost incurred, and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves reflected in such year-end report produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions (or understandings thereof) or other factors which would, in accordance with standard industry practice, cause such revisions, in each case on a pre-tax basis calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers, plus

(b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, plus

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, plus

(d) the greater of (1) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial consolidated statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements (provided that the Company shall not be required to obtain such appraisal of such assets if no such appraisal has been performed), plus

(e) any net gas balancing assets of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly consolidated financial statements,

minus (ii) the sum of:

(a) minority interests, plus

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly consolidated financial statements (to the extent not deducted in calculating Net Working Capital in accordance with clause (i)(c) of this definition), plus

(c) to the extent included in (i)(a) above, the discounted future net revenues, calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), plus

(d) the discounted future net revenues, calculated on a pre-tax basis in accordance with SEC guidelines, attributable to reserves subject to Dollar- Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means, with respect to any Person, the Board of Directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors or such other governing body.

“Capital Stock” of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Initial Issue Date, partnership interests (whether general or limited), joint venture interests, limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Subsidiary or Affiliate thereof, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company (measured by voting power rather than the number of shares), other than any such transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving Person or any parent thereof that collectively represents at least 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the surviving Person or such parent immediately following such transaction;

(2) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than the Company or a Subsidiary; or

(3) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Certain Covenants—Limitations on Mergers and Consolidations.”

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by the Company or any Restricted Subsidiary solely for the purpose of changing the legal structure of the Company or such Restricted Subsidiary.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of October 16, 2014 among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and agents party thereto from time to time, as such agreement, in whole or in part, in one or more instances, may hereafter be amended, renewed, extended, increased, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

“Credit Facility” means, one or more debt facilities (including, without limitation, the debt facilities arising pursuant to the Credit Agreement), loan agreements or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced (whether contemporaneously or otherwise) or refinanced (in each case with Credit Facilities with such lenders), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means, with respect any Notes issuable or issued in whole or in part in the form of one or more Global Securities, The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulations.

“Dollar-Denominated Production Payment” means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Funded Debt” means, with regard to any Person, all Indebtedness incurred, created, assumed or guaranteed by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Global Security” means a Note in global form that evidences all or part of the Notes and registered in the name of the Depositary for the Notes or a nominee thereof.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Subsidiary of the Company which is a guarantor of the Notes, including any Person that is required after the Initial Issue Date to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Guarantees” until the Guarantee of such Guarantor is released in accordance with the Indenture or a successor replaces such Person pursuant to the applicable provisions of the Indenture (and, thereafter, means such successor).

“Holder” means the Person in whose name a Note is registered in the Register.

“Indebtedness” means, without duplication, with respect to any Person,

(a) all obligations of such Person, including those evidenced by bonds, notes, debentures or similar instruments, for the repayment of money borrowed (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); and

(b) all liabilities of others of the kind described in the preceding clause (a) that such Person has guaranteed.

Neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Initial Issue Date” means September 16, 2016.

“Investment Grade Rating” means, with respect to the Notes of a series, a rating equal to or higher than (1) Baa3 (or the equivalent) with a stable or better outlook by Moody’s Investors Service, Inc. and (2) BBB- (or the equivalent) with a stable or better outlook by Standard & Poor’s; or if either such entity ceases to rate Notes of that series for reasons outside of the Company’s control, the equivalent investment grade rating from another nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. References in the Indenture to Liens allowed to exist upon any particular item of Property shall also be deemed (regardless of whether stated specifically) to allow Liens to exist upon any accessions, improvements or additions to, such property, upon any contractual rights relating primarily to such Property, and upon any replacements or proceeds of such Property or of such accessions, improvements, additions or contractual rights.

“Maturity” means, with respect to the Notes of a series, the date on which the principal of such Notes becomes due and payable as provided therein or by the applicable Indenture, whether at the applicable Maturity Date or by declaration of acceleration, call for redemption or otherwise.

“Maturity Date” means, with respect to the Notes of a series, the fixed date specified pursuant to the applicable Indenture on which the principal of such Notes becomes due and payable as provided therein or by the applicable Indenture.

“MLP Subsidiary” means a Subsidiary of the Company that is a master limited partnership or limited liability company or other pass through entity, in each case having a class of equity securities that is listed for trading (or that is reasonably expected to be so listed for trading within six months) on a national securities exchange.

“Moody’s” means Moody’s Investor Services Inc., or any successor thereto, including a replacement rating agency selected by us as provided in the definition of Rating Agency.

“Net Working Capital” means the sum of (i) all current assets of the Company and its Restricted Subsidiaries plus (ii) the amount of borrowings available to be incurred under the Credit Agreement, less all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case (other than in respect of the amount of borrowings available referred to in the preceding clause (ii)) as set forth in consolidated financial statements of the Company prepared in accordance with GAAP; provided, however, that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of hedging arrangements, (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock, or other equity based awards, and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment liabilities.

“Permitted Lien” means:

(1) Liens existing on the Initial Issue Date;

(2) Liens securing Indebtedness under any Credit Facilities;

(3) Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness; provided, that such Liens extend to or cover only the property or assets then securing the Indebtedness being refinanced;

(4) Liens on, or related to, oil and gas properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, gathering, processing, transportation, marketing or operation thereof, in each case, which are not incurred in connection with the borrowing of money;

(5) any Lien arising by reason of:

(A) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(B) taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(C) security made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;

(D) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

(E) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold

(F) interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

(G) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

(H) operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business for sums which are not yet delinquent for more than 30 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(6) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(7) Liens in favor of the United States, any state thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Funded Debt of the pollution control or industrial revenue bond type;

(8) any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary and Liens on any Property at the time of (and not created in connection with, or in contemplation of) acquisition thereof by the Company or a Restricted Subsidiary; provided that such Liens do not encumber other Property of the Company or any Restricted Subsidiary;

(9) any Lien on Property to secure (i) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any Property or assets or improvements used in connection with such Property, and (ii) Indebtedness incurred by the Company or any Subsidiary to provide funds for the activities set forth in clause (i) above; provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the Property so acquired, constructed or improved and such Liens are created within 365 days of construction, acquisition or improvement of such Property and do not encumber any other Property of the Company or any Subsidiary other than such Property and assets affixed or appurtenant thereto;

(10) any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;

(11) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(12) any Lien created by a mortgage related to a property or building that is used as the Company’s headquarters, regional headquarters, or other principal place of business;

(13) Liens on the Capital Stock of any Subsidiary other than a Restricted Subsidiary;

(14) Liens in favor of the Company or any Guarantor; or

(15) any Lien in favor of the Trustee for the benefit of the Trustee or the holders of the Notes or otherwise securing the Notes or the Guarantees, or liens on funds held in trust for the benefit of third parties.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

“Rating Agency” means, with respect to the Notes of a series,

(1) each of Moody’s and S&P; and

(2) if either of Moody’s or S&P ceases to rate such Notes or fails to make a rating of such Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement rating agency for Moody’s or S&P, or both, as the case may be.

“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

“Rating Decline” shall, with respect to the Notes of a series, be deemed to have occurred if, no later than 30 days after the Rating Date (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, such Notes), each of the Rating Agencies decreases its rating of such Notes to a rating that is below its rating of such Notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies. Notwithstanding the foregoing, if the Notes of that series have an Investment Grade Rating by each of the Rating Agencies immediately prior to the Rating Date, then “Rating Decline” means a decrease in the ratings of such Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of such Notes by each of the Rating Agencies falls below an Investment Grade Rating no later than 30 days after the Rating Date (which 30-day period will be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, such Notes).

“Restricted Subsidiary” of any Person means any Subsidiary of the Person that is not an MLP Subsidiary or a royalty trust.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto, including a replacement rating agency selected by us as provided in the definition of Rating Agency.

“SEC” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act and the Exchange Act then the body performing such duties at such time.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act as in effect on the Initial Issue Date.

“Subsidiary” of a Person means

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such Person or any Subsidiary of such Person is the sole general partner or general partners, or

(3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, owns more than 50% of the outstanding partnership or similar interests having the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“U.S. Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

“Volumetric Production Payment” means a production payment that is recorded as a sale in accordance with GAAP, regardless of whether the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (regardless of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

DESCRIPTION OF THE REGISTRATION RIGHTS AGREEMENTS

The following summary of certain provisions of the Registration Rights Agreements do not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and which may be obtained as described under “Where You Can Find More Information” and “Incorporation by Reference.” For purposes of this “Description of the Registration Rights Agreements” section, the terms “the Company,” “we,” “our,” “us” and similar references refer only to Range Resources Corporation and not to any of its subsidiaries or any entities that are consolidated with it for financial reporting purposes, except as otherwise expressly stated or the context otherwise requires.

In connection with the completion of the private exchange offers pursuant to which the Old Notes were issued, on September 16, 2016, we and the Guarantors entered into separate registration rights agreements (each a “Registration Rights Agreement” and collectively, the “Registration Rights Agreements”), with the dealer managers for the private exchange offers, with respect to each series of Old Notes. The Registration Rights Agreements provide that, if, on the fifth business day following the one-year anniversary of the Settlement Date, (i) Old Notes of any series are not freely transferable without volume restrictions by holders that are not “affiliates” of ours in accordance with Rule 144 (or any similar provision then in force) under the Securities Act or otherwise, (ii) Old Notes of any series bear a restricted Securities Act legend or (iii) Old Notes of any series bear a restricted CUSIP number (we refer to Old Notes as to which any of these restrictions apply as “Registrable Notes”), we and the Guarantors will use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer (the “New Notes Exchange Offer”) to exchange Registrable Notes of a particular series for New Notes of that series.

Under the Registration Rights Agreements, we are required to offer the New Notes in return for the Old Notes when the SEC declares such exchange offer registration statement effective. Each New Notes Exchange Offer is required to remain open for at least 20 Business Days after the date we mail notice of such New Notes Exchange Offer to holders and we will be entitled to close each New Notes Exchange Offer after such 20 Business Days, provided that we have accepted the Registrable Notes of the applicable series validly surrendered in accordance with the terms of such New Notes Exchange Offer.

If applicable interpretations of the staff of the SEC do not permit us to effect any of the New Notes Exchange Offers or certain other conditions are not satisfied, we and the Guarantors agreed, under the Registration Rights Agreements, that we will use commercially reasonable efforts to make available an effective shelf registration statement relating to resales of the Registrable Notes of the applicable series and to keep that shelf registration statement effective until all Old Notes of that series cease to be Registrable Notes or all Registrable Notes of that series covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each holder listed in the related prospectus copies of the prospectus, notify each holder listed in the related prospectus when an effective shelf registration statement has been made available and take certain other actions to permit resales of the Registrable Notes. A holder that sells Old Notes under the shelf registration statement generally will be required to make certain representations to us (as described in the Registration Rights Agreements), to be named as a selling security holder in the related prospectus or prospectus supplement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreements that are applicable to such holder (including certain indemnification obligations).

If we are required under the terms of the applicable Registration Rights Agreement to (A) file an exchange offer registration statement and (i) the exchange offer registration statement does not become effective by the fifth business day following September 16, 2017 or (ii) the applicable New Notes Exchange Offer is not completed within 45 days after the exchange offer registration statement becomes effective, or (B) make available an effective shelf registration statement and (i) an effective shelf registration statement is not made available by the 90th day following the date on which the requirement to make such shelf registration statement available arises or (ii) following effectiveness of the shelf registration statement, subject to limited exceptions, it ceases to remain effective or otherwise available for more than 60 days in any 12-month period prior to the time the Old Notes of such series cease to be Registrable Notes, the annual interest rate borne by the Old Notes of such series will be increased by 0.25% per annum with respect to each 90-day period that passes, up to a maximum of 0.50% per annum (such additional interest, “Additional Interest”), in each case, until the exchange offer registration statement is filed, the exchange offer registration statement becomes effective, such New Notes Exchange Offer is completed, an effective shelf registration statement becomes available or again becomes available, as applicable, or the Registrable Notes of the applicable series otherwise cease to be Registrable Notes, as described above.

Any amounts of Additional Interest due on Old Notes of any series will be payable in cash on the same original interest payment dates on which regular interest payments on the Old Notes of such series are payable.

BOOK-ENTRY, DELIVERY AND FORM

Each series of New Notes will initially be issued in book-entry form evidenced by one or more global New Notes (“Global New Notes”) registered in the name of The Depository Trust Company (“DTC”) or its nominee. The Old Notes were initially issued and, as of the date of this prospectus, remain in book-entry form evidenced by global Old Notes (“Global Old Notes” and, together with the Global New Notes, the “Global Notes”) registered in the name of DTC or its nominee. The Global Old Notes were, and the Global New Notes will be, deposited upon issuance with the Trustee, as custodian for DTC, in each case for credit to the accounts of direct participants in DTC as described below. Except as described below, Global Notes may be transferred, in whole and not in part, only to DTC, or another nominee of DTC or to a successor of DTC or its nominee. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). See “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), which may change from time to time.

The Trustee is acting as the initial paying agent and registrar. The Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Procedures

The following description of some of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Owners of the beneficial interests in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are Participants or Indirect Participants in such system. Each of Euroclear and Clearstream holds and will hold interests in the Global Notes on behalf of its participants through customers’ securities accounts in its name on the books of its depositary. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system. The laws of some states require, and the laws of other jurisdictions may require, that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the applicable Indenture for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the applicable Indenture. Under the terms of each Indenture, we and the Trustee will treat the persons in whose names the Notes issued thereunder, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the Trustee nor any of our or the Trustee’s agents has or will have any responsibility or liability for (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC. Payments by Participants and Indirect Participants to the beneficial owners of Global Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying or remitting payments to the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment.” Subject to the transfer restrictions applicable to the Old Notes and that may be applicable to any Additional Notes we may issue in the future, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to the transfer restrictions applicable to the Old Notes and that may be applicable to any Additional Notes we may issue in the future, cross-market transfers between Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the respective depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Global Notes as to which such Participant or Participants has or have given such direction. However, if an Event of Default (as defined in “Description of the New Notes”) with respect to the Notes of a particular series has occurred and is continuing, DTC reserves the right to exchange the Global Notes for that series for Certificated Notes (which, in the case of Old Notes and any Additional Notes we may issue in the future that are subject to transfer restrictions, will bear the applicable restrictive legend set forth in the related Indenture unless we determine otherwise), and to distribute such Certificated Notes to its Participants.

DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, and such procedures may be discontinued at any time. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for Notes in registered certificated form without coupons (“Certificated Notes”) if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the applicable Global Note or ceases to be a clearing agency registered under the Exchange Act and, in each case, we do not appoint a successor depositary for the Notes within 90 days, (2) we, at our option and subject to DTC’s procedures, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes or (3) there shall have occurred and be continuing an Event of Default with respect to the Notes of the applicable series and DTC requests the issuance of Certificated Notes. If that occurs, then only New Notes in registered certificated form without coupons will be issued in exchange for beneficial interests in Global New Notes of the applicable series and only Old Notes in registered certificated form without coupons will be issued in exchange for beneficial interests in Global Old Notes of the applicable series. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any authorized denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and, in the case of Old Notes and any Additional Notes we may issue in the future that are subject to transfer restrictions, will bear the applicable restrictive legend set forth in the applicable Indenture unless we determine otherwise.

Same-Day Settlement and Payment

Payments in respect of the Notes represented by the Global Notes (including principal and interest) will be made by wire transfer of immediately available funds to DTC or its nominee, as the registered holder of the Global Notes. If Certificated Notes are issued under the limited circumstances described above, we will pay the principal and premium, if any, on, and may pay interest on, such Certificated Notes at the office or agency maintained by us for such purpose, which initially shall be an office of the Trustee, upon surrender of such Certificated Note at such office or agency, and, at our option, we may pay interest on any Certificated Notes by check mailed to the addresses of the registered holders entitled thereto, provided that we will pay principal of premium, if any, and interest on Certificated Notes to holders who have specified an account in the United States of America for such payment. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes certain material United States federal income tax consequences relating to (i) the exchange of Old Notes for New Notes pursuant to the exchange offers and (ii) ownership and disposition of the New Notes by U.S. Holders and Non-U.S. Holders (each as defined below). This summary deals only with beneficial owners of Old Notes that acquired the Old Notes in the original issuance at their issue price (as determined for United States federal income tax purposes).

This discussion is based on:

•	the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the Internal Revenue Service (the “IRS”); and

•	court decisions;

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS concerning the Notes.

The tax treatment of a holder of the Notes may vary depending upon a holder’s particular situation, including alternative minimum tax consequences. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, persons who mark-to-market the Notes, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency for tax purposes is not the U.S. dollar, expatriates and persons holding Notes as part of a “straddle,” “hedge” or “conversion transaction”) may be subject to special rules not discussed below. This discussion is limited to holders who will hold the Notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF YOUR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, including for this purpose an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust, if both (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts that are beneficial holders of the Notes and in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner (other than a partnership) of Notes that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Notes, the treatment of a partner in the partnership will generally depend on the status of the partner and activities of the partnership. A holder that is a partnership and partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences of acquiring, owning and disposing of the Notes.

Treatment of Exchange under the Exchange Offers

The exchange of the Old Notes for New Notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes. A holder will not realize any taxable gain or loss as a result of exchanging the Old Notes for New Notes, and, upon the exchange, the holder will have the same tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

Tax Treatment of New Notes

U.S. Holders

Interest

Stated interest on the New Notes will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

Original issue discount

If the Old Notes were issued with original issue discount (“OID”), a U.S. Holder will be required to include OID in ordinary income as it accrues under a constant yield to maturity method, regardless of the U.S. Holder’s normal method of tax accounting.

Sale, retirement, redemption or other taxable disposition

In general, a U.S. Holder of the New Notes will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such New Notes in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest, which generally will be taxable to a holder as ordinary income as described below) and (2) the U.S. Holder’s adjusted tax basis in such New Notes. A U.S. Holder’s adjusted tax basis in the New Notes generally will be equal to such U.S. Holder’s adjusted tax basis in the Old Notes at the time of the exchange, increased by any OID subsequently included in income by the U.S. Holder. The portion of any proceeds that is attributable to accrued and unpaid interest that the U.S. Holder did not previously include in income will not be taken into account in computing the U.S. Holder’s capital gain or loss, but will instead be treated as interest income, as described under “—Interest” above. Net capital gain (i.e. generally, capital gain in excess of capital loss) recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than 12 months is currently subject to United States federal income tax at a rate not to exceed 20%. Net capital gain from the sale of an asset held for 12 months or less will be subject to United States federal income tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to United States federal income tax at the ordinary income tax rates applicable to corporations. The ability to deduct capital losses is subject to limitations under the Code.

Additional tax on investment income

A U.S. Holder that is an individual, estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income (including OID) and net gain from the disposition of the New Notes, unless such interest income

(including OID) and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this 3.8% Medicare tax to their income and gains from the New Notes.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on payments of interest (including OID) on the New Notes, unless that Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code, is a controlled foreign corporation related to us or is a bank receiving interest (including OID) described in Section 881(c)(3)(A) of the Code, provided that such interest (including OID) is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. To qualify for the exemption from taxation, the last United States payor, as defined in the Treasury regulations (or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (the “Withholding Agent”), must have received, before payment, a statement that (1) is signed by the beneficial owner of the New Notes under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E or a substantially similar form. An IRS Form W-8BEN or IRS Form W-8BEN-E is generally effective for the year of signature plus the following three calendar years; however, the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Notwithstanding the preceding sentence, an IRS Form W-8BEN or IRS Form W-8BEN-E may in certain circumstances remain effective until a change in circumstances makes any information on such form inaccurate. If the New Notes are held through a securities clearing organization or certain other financial institution, the beneficial owner must provide to such organization or institution an IRS Form W-8BEN or IRS Form W-8BEN-E and the organization or institution must provide a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN or IRS Form W-8BEN-E to the Withholding Agent.

A Non-U.S. Holder that does not qualify for exemption from withholding as described in the preceding paragraph generally will be subject to withholding of United States federal income tax at a tax rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the New Notes.

In addition, a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax on any amount which constitutes gain upon the sale, retirement, redemption or other taxable disposition of the New Notes, provided (1) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and (2) in the case of an individual Non-U.S. Holder, such holder is not present in the United States for 183 days or more in the taxable year. Certain other exceptions may be applicable and a Non-U.S. Holder should consult its tax advisor in this regard.

To the extent that gain or interest income (including OID) with respect to the New Notes is not exempt from the United States federal income or withholding tax, a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty.

Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income (including OID) with respect to the New Notes is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) will not be subject to the United States federal withholding tax if such Non U.S. Holder provides an IRS Form W-8ECI to the Withholding Agent. Instead, such Non-U.S. Holder will generally be subject to tax on such gain and interest income (including OID) at regular income tax rates in the manner similar to the taxation of U.S. Holders. In addition, a corporate Non-U.S. Holder will be subject to a branch profits tax equal to 30% of its “dividend equivalent amount” (generally representing the amount that remains after paying the tax on such gain or interest income (including OID) discussed in the preceding sentence), although a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty. If a Non-U.S. Holder is an individual that is present in the United States for 183 days or more in a taxable year, such holder will be subject to a flat 30% tax (subject to reductions under an applicable income tax treaty if the Non-U.S. Holder is eligible for the benefits of such treaty) on the gain derived from the sale, redemption or other taxable disposition in such taxable year, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest (including OID) paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest (including OID) and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding of United States federal income tax may apply to payments made in respect of the New Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) on an IRS Form W-8BEN or IRS Form W-8BEN-E, in the case of a Non-U.S. Holder, or an IRS Form W-9, in the case of a U.S. Holder. Compliance with the identification procedures described in the preceding section generally would establish an exemption from backup withholding for Non-U.S. Holders. As discussed above, a Non-U.S. Holder whose gain or interest income (including OID) with respect to the New Notes is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will generally not be subject to backup withholding if the Non-U.S. Holder provides the Withholding Agent with an IRS Form W-8ECI.

In addition, upon the sale of the New Notes to (or through) a broker, the broker may be required to withhold an appropriate percentage of the entire purchase price, unless the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder (and certain other conditions are met). Such a sale may also be reported by the broker to the IRS (which report must, in certain circumstances, include the adjusted basis of the New Notes), unless the seller certifies its Non-U.S. Holder status (and certain conditions are met). Certification of the registered owner’s Non-U.S. Holder status would be made normally on an IRS Form W-8BEN or IRS Form W-8BEN-E under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax liability provided the required information is furnished to the IRS in a timely manner.

Potential application of rules governing contingent payment debt instruments

We may be obligated to pay amounts in excess of the stated interest or principal on the Old Notes or New Notes, including as described under “Description of the New Notes—Change of Control.” The potential obligation to pay these additional amounts may implicate the provisions of applicable Treasury regulations relating to “contingent payment debt instruments.”

According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. Although the matter is not free from doubt, we intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the New Notes as contingent payment debt instruments. This position will be based in part on our determination that, as of the date of the issuance of the Old Notes, the possibility that such additional amounts would have to be paid, in the aggregate, is a remote or incidental contingency within the meaning of applicable Treasury regulations. However, there is no assurance that our position would be respected by the IRS or, if challenged, upheld by a court. If the IRS were to challenge our position and successfully assert that such contingencies are not remote or incidental, the New Notes may constitute contingent payment debt instruments. If the New Notes are treated as contingent payment debt instruments, a holder that is subject to U.S. federal income tax may be required to accrue OID on the New Notes in excess of stated interest and otherwise applicable OID, and to treat as ordinary income (rather than capital gain) any gain that is recognized upon a sale, redemption or other taxable disposition of the New Notes. In the event that any of these contingencies were to occur, it would affect the character, amount and timing of any income recognized. The discussions above under “—U.S. Holders” and “—Non-U.S. Holders” assume that the New Notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the New Notes.

Foreign Account Tax Compliance Act

Sections 1471-1474 of the Code and the Treasury regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest (including OID) on, and gross proceeds from the sale or other disposition of, the New Notes paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity of a certain type unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the IRS or to the withholding agent regarding each substantial U.S. owner. These rules currently apply to payments of interest (including OID) and are expected to apply to payments of gross proceeds from the sale or other disposition of the New Notes after December 31, 2018. Prospective investors should consult their tax advisors regarding the application of FATCA to the acquisition, ownership or disposition of the New Notes.

STATE AND LOCAL INCOME TAX CONSIDERATIONS

In addition to the United States federal income tax consequences described in “Material United States Federal Income Tax Considerations,” you should consider the state and local income tax consequences of the acquisition, ownership and disposition of the New Notes. State and local income tax law may differ substantially from corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. You should consult your tax advisor with respect to the various state and local tax consequences of an investment in the New Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to any exchange offer must acknowledge and agree that it will deliver (or, to the extent permitted by applicable law, make available) to purchasers and transferees a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of such New Notes. However, by so acknowledging and by delivering (or making available) a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer that acquired Old Notes for its own account as a result of market making or other trading activities (a “participating broker-dealer”) may use this prospectus, as amended or supplemented from time to time, in connection with resales and other transfers of New Notes received for its own account in exchange for such Old Notes in any exchange offer for a period of 180 days (subject to our right to suspend the use of the prospectus as described below) after the expiration date of such exchange offer, so long as such participating broker-dealer has notified us by delivering a fully completed and executed letter of transmittal to the Exchange Agent at the address set forth above under “The Exchange Offers—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date in which such broker-dealer indicates, by checking the appropriate box, that it will be using this prospectus for such purpose. A broker-dealer that is not a participating broker-dealer may not use this prospectus for the purpose of reselling or otherwise transferring Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers or otherwise. New Notes received by broker-dealers for their own account pursuant to any exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received for its own account pursuant to any exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the performance of our obligations under the Registration Rights Agreements, excluding underwriting discounts and commissions, brokerage commissions and certain transfer taxes as described above under “The Exchange Offers—Transfer Taxes.” We have also agreed in the Registration Rights Agreements to indemnify the holders of the Old Notes and participating broker-dealers, if any, against certain liabilities, including liabilities under the Securities Act.

By tendering its Old Notes, any participating broker-dealer that receives New Notes pursuant to any exchange offer agrees to notify us prior to using this prospectus in connection with any sale or transfer of such New Notes, acknowledges and agrees that the applicable Registration Rights Agreement provides that, upon notice from us of the occurrence of any event that makes any statement in this prospectus, the registration statement of which this prospectus is a part or any related free writing prospectus untrue in any material respect or that requires the making of any changes in this prospectus or such registration statement or free writing prospectus in order to make the statements therein not misleading, it will suspend the use of this prospectus or such free writing prospectus, as the case may be, until we have amended or supplemented this prospectus or such free writing prospectus, as the case may be, to correct such misstatement or omission.

EXPERTS

The consolidated financial statements of Range Resources Corporation incorporated in this prospectus by reference from Range Resources Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Range Resources Corporation’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Memorial Resource Development Corp. and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2015, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2014, have been incorporated by reference herein from Range Resources Corporation’s September 19, 2016 Current Report on Form 8-K in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated and combined financial statements of Memorial Resource Development Corp. states that the statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2014 have been prepared on a combined basis of accounting. The audit report on the consolidated and combined financial statements of Memorial Resource Development Corp. also refers to a change in method accounting for debt issuance costs and deferred income taxes effective January 1, 2014.

The estimates of proved oil and gas reserves for Range Resources Corporation included and incorporated by reference herein were based on internally prepared reserve estimates. Wright & Company, Inc., an independent petroleum engineering firm, audited approximately 86% of Range Resources Corporation’s proved reserves. Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, audited approximately 10% of Range Resources Corporation’s proved reserves. The estimates have been so included or incorporated in reliance on the authority of such firms as experts in such matters.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Sidley Austin LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy any of these documents at the New York Stock Exchange’s office at 11 Wall Street, New York, New York 10005. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. In addition, copies of our SEC filings are available free of charge through our website (http://www.rangeresources.com) as soon as reasonably practicable after filing with the SEC. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus.

INCORPORATION BY REFERENCE

We have elected to incorporate by reference information into this prospectus. By incorporating by reference we are disclosing important information to you by referring you to another document we have filed separately with the SEC. Any information referred to in this way is considered part of this prospectus from the date we file that document. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents, portions of documents or exhibits deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017;

•	our Definitive Proxy Statement on Schedule 14A filed on April 7, 2017; and

•	our Current Reports on Form 8-K filed on September 19, 2016, May 17, 2017 and August 9, 2017.

All documents that we file (but not any documents, portions of documents or exhibits thereto that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the exchange offers shall be deemed to be incorporated by reference into this prospectus and will automatically update and, to the extent inconsistent, supersede the information in this prospectus and any previously filed documents that are incorporated or deemed to be incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. To obtain timely delivery of any such documents, you should make any such request no later than five business days before the expiration date of the applicable exchange offer. Requests for those documents should be directed to us as follows: Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, Attention: Investor Relations, Telephone: (817) 870-2601.

Range Resources Corporation

OFFERS TO EXCHANGE

Any and all of its outstanding $475,952,000 aggregate principal amount of 5.75% Senior Notes due 2021 for

Up to $475,952,000 aggregate principal amount of its 5.75% Senior Notes due 2021 that have been registered under the Securities Act of 1933

and

Any and all of its outstanding $329,244,000 aggregate principal amount of 5.875% Senior Notes due 2022 for

Up to $329,244,000 aggregate principal amount of its 5.875% Senior Notes due 2022 that have been registered under the Securities Act of 1933

and

Any and all of its outstanding $580,032,000 aggregate principal amount of 5.00% Senior Notes due 2022 for

Up to $580,032,000 aggregate principal amount of its 5.00% Senior Notes due 2022 that have been registered under the Securities Act of 1933

and

Any and all of its outstanding $741,531,000 aggregate principal amount of 5.00% Senior Notes due 2023 for

Up to $741,531,000 aggregate principal amount of its 5.00% Senior Notes due 2023 that have been registered under the Securities Act of 1933

PROSPECTUS

September 7, 2017